Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
BY
UNITED RENTALS, INC.
OF
UP TO 27,160,000 SHARES OF ITS COMMON STOCK
(INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

AT A PURCHASE PRICE NOT GREATER THAN $25.00
NOR LESS THAN $22.00 PER SHARE
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 16, 2008 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED.

United Rentals, Inc. (“United Rentals,” the “Company,” “we” or “us”) hereby offers to purchase up to 27,160,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), including the associated preferred share purchase rights, at a purchase price of not greater than $25.00 nor less than $22.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest. The Offer is subject to the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). All references in this Offer to Purchase to “shares” refer to shares of Common Stock unless otherwise indicated.

We are offering to purchase up to 27,160,000 shares in the Offer. On the terms and subject to the conditions of the Offer, we will determine a single per share price, not greater than $25.00 nor less than $22.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for shares properly tendered and not properly withdrawn in the Offer. We will take into account the total number of shares tendered and the prices specified by tendering shareholders in determining this price. After the Expiration Date, we will look at the prices chosen by shareholders for all of the shares properly tendered. We will then select the lowest purchase price (in multiples of $0.25 above $22.00) (the “Purchase Price”) within the price range specified above that will allow us to buy 27,160,000 shares (or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not properly withdrawn). All shares acquired in the Offer will be acquired at the same price regardless of whether the shareholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the Purchase Price and not properly withdrawn. However, because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the Purchase Price may not be purchased if more than the number of shares we seek are properly tendered. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the Expiration Date. See Sections 1 and 3.

In the event that more than 27,160,000 shares are tendered in the Offer at or below the Purchase Price, we may exercise our right to amend the Offer to purchase up to an additional 2% of our outstanding shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to purchase additional shares, subject to applicable law. See Sections 1 and 15.

Unless the context requires otherwise, all references to shares include the associated preferred share purchase rights issued pursuant to the Rights Agreement, dated September 28, 2001, between United Rentals, Inc. and American Stock Transfer & Trust Co., as rights agent, as amended. All shares tendered and purchased will include such associated preferred share purchase rights. No additional consideration will be paid for the associated rights.

The Offer is not conditioned on the receipt of financing or on a minimum number of shares being tendered. The Offer is, however, subject to other conditions. See Section 7.

The shares are listed on the New York Stock Exchange (the “NYSE”) and trade under the symbol “URI.” On June 9, 2008, the last full trading day before we announced our intention to make this Offer, the last reported sale price of the shares was $19.50 per share. Shareholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See Section 8.

Questions and requests for assistance may be directed to D.F. King & Co., Inc., (the “Information Agent”), or to UBS Investment Bank or Credit Suisse Securities (USA) LLC (the “Dealer Managers”), at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

The Dealer Managers for the Offer are:

UBS Investment Bank	Credit Suisse

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

Offer to Purchase dated June 17, 2008

IMPORTANT

Our Board of Directors has approved the Offer.  However, neither we nor our Board of Directors nor the Dealer Managers, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender them. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. See Section 2. You should discuss whether to tender your shares with your broker, if any, or other financial or tax advisor.

All of our directors and executive officers have advised us that they do not intend to tender any shares owned by them in the Offer.

Summary of Procedures for Tendering your Shares

If you want to tender all or part of your shares, you must do one of the following before the Expiration Date:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you prior to the Expiration Date or comply with the guaranteed delivery procedures outlined in Section 3 of this Offer to Purchase;

•	if you hold shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, the Depositary for the Offer;

•	if you are an institution participating in The Depository Trust Company (“DTC”), tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•	if you hold shares of Common Stock in the Company’s stock fund within the United Rentals, Inc. 401(k) Investment Plan or the United Rentals, Inc. Acquisition Plan and you wish to tender any of your shares held in either of these plans, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase and you must review the separate materials related to these plans enclosed with this Offer to Purchase;

•	if you are a holder of vested options to purchase shares under our equity compensation plans, or of options to purchase shares under our equity compensation plans that will vest prior to the Expiration Date, you may exercise your vested options and tender any of the shares issued upon exercise or you may conditionally exercise such options in lieu of exercising the options first; either way, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase and you must review the separate materials related to the tendering of shares underlying vested options enclosed with this Offer to Purchase; or

•	if you are a holder of outstanding vested warrants to purchase shares, you may exercise your vested warrants and tender any of the shares issued upon exercise or you may conditionally exercise such warrants in lieu of exercising the warrants first; either way, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase and you must review the separate materials related to the tendering of shares underlying vested warrants enclosed with this Offer to Purchase.

If you want to tender your shares but (a) the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

If you wish to maximize the chance that your shares will be purchased by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the

Offer.” If you agree to accept the Purchase Price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $22.00 per share. You should understand that this election may lower the Purchase Price paid for all purchased shares in the Offer and could result in your shares being purchased at the minimum price of $22.00 per share. See Sections 1 and 3.

We are not making the Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Managers or one or more registered brokers or dealers. These agents are licensed under the laws of such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the related Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Managers, the Depositary or the Information Agent.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary highlights material information in this Offer, but it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase shares?

United Rentals, Inc.

How many shares is United Rentals offering to purchase?

We are offering to purchase up to 27,160,000 shares, which represents approximately 31.4% of our 86,439,761 shares of issued and outstanding Common Stock as of June 9, 2008, subject to the terms and conditions of the Offer. Each share includes an associated preferred share purchase right that we will acquire with each share that we purchase. No additional consideration will be paid for the associated preferred share purchase rights. See Sections 1 and 2.

If a lesser number of shares is validly tendered, we will purchase all shares that are properly tendered and not properly withdrawn. If more than 27,160,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered, all shares tendered at or below the Purchase Price will be purchased on a pro rata basis, subject to the Odd Lot priority and conditional tender provisions described in this Offer to Purchase. See Section 1 and 2.

In addition, in the event that more than 27,160,000 shares are tendered in the Offer at or below the Purchase Price, we may exercise our right to amend the Offer to purchase up to an additional 2% of our outstanding shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to purchase additional shares, subject to applicable law. See Section 15.

The Offer is not conditioned on any minimum number of shares being tendered by shareholders, but is subject to other conditions. See Section 7.

What will be the purchase price for the shares and what will be the form of payment?

We are conducting this Offer through a procedure called a “modified Dutch auction.” If you are willing to sell your shares, this procedure allows you to select the price at which you are willing to sell within a price range specified by us. The price range for the Offer is $22.00 to $25.00 per share. See Section 1.

We will select the lowest purchase price (the “Purchase Price”) that will allow us to buy 27,160,000 shares or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not properly withdrawn. We will determine the Purchase Price promptly after the Expiration Date. For purposes of determining the Purchase Price, those shares that are tendered by shareholders agreeing to accept the Purchase Price determined in the Offer, as described in the following paragraph, will be deemed to be tendered at the minimum price of $22.00. See Section 1.

All shares that we purchase will be purchased at the Purchase Price, even if you have selected a lower price, but we will not purchase any shares above the Purchase Price we determine. If you wish to maximize the chance that your shares will be purchased, you should check the box in the section on the Letter of Transmittal indicating that you will accept the Purchase Price we determine. If you agree to accept the Purchase Price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $22.00 per share. You should understand that this election could result in your shares being purchased at the minimum price of $22.00 per share. See Sections 1 and 3.

If your shares are purchased in the Offer, you will receive the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no

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circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. The Offer is scheduled to expire at 5:00 p.m., New York City time, on July 16, 2008, unless we extend the Offer. See Sections 1 and 5.

What are the “associated preferred share purchase rights”?

Each time we issue a share, we issue to the holder of the share one preferred share purchase right pursuant to the Rights Agreement, dated September 28, 2001, between United Rentals, Inc. and American Stock Transfer & Trust Co., as rights agent, as amended (the “Rights Agreement”), which is filed as an exhibit to our Tender Offer Statement on Schedule TO relating to the Offer. Unless the context otherwise requires, all references to shares include the associated preferred share purchase rights, and a tender of shares will include a tender of the associated preferred share purchase rights. No additional consideration will be paid for the associated rights. See Section 8.

How will United Rentals pay for the shares?

Assuming that the maximum number of shares are tendered in the Offer and the Purchase Price is an amount between $22.00 and $25.00 per share, the aggregate Purchase Price for the shares pursuant to the Offer will be between $597,520,000 and $679,000,000. We anticipate that we will pay for the shares purchased in the Offer and the related fees and expenses through a combination of up to $698 million in borrowings under our new $1.25 billion asset-based loan facility that we entered into on June 9, 2008 (the “ABL Facility”) and our accounts receivable securitization facility (the “Securitization Facility”).

The completion of the Offer is not conditioned on the receipt of the proceeds from any debt financing. See Section 7 and Section 9.

How long do I have to tender my shares?

You may tender your shares until the Expiration Date. The Offer will expire on July 16, 2008 at 5:00 p.m., New York City time, unless we extend the Offer. We may choose to extend the Offer in our sole discretion at any time. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. See Sections 1 and 15.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your shares to find out their deadline.

If you wish to tender shares held in the Company’s stock fund within the United Rentals, Inc. 401(k) Investment Plan or the United Rentals, Inc. Acquisition Plan, you will have an earlier deadline (three business days prior to the Expiration Date), as is more fully described in the “Letter to Participants in the United Rentals, Inc. 401(k) Investment Plan” and “Letter to Participants in the United Rentals, Inc. Acquisition Plan,” respectively.

If you wish to tender shares issuable upon the conditional exercise of options, you will have an earlier deadline (three business days prior to the Expiration Date), as is more fully described in the “Instructions and Option Election Form for Conditional Exercise of Options.”

If you wish to tender shares issuable upon the conditional exercise of warrants, you will have an earlier deadline (three business days prior to the Expiration Date), as is more fully described in the “Instructions and Warrant Election Form for Conditional Exercise of Warrants.”

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can also terminate the Offer under certain circumstances. See Sections 1, 7 and 15.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Offer?

In determining to proceed with the Offer, our senior management and Board of Directors have evaluated the Company’s operations, financial condition, capital needs, strategy and expectations, and a variety of alternatives for using our available financial resources. The Board of Directors considered, with the assistance of management and our financial advisors, our free cash flow, financial position, and the market price of our Common Stock, as well as our operations, strategy and expectations for the future. See Section 2.

The Board of Directors believes that the “modified Dutch Auction” tender offer set forth in this Offer to Purchase represents a mechanism to provide our shareholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations.

The Offer also provides our shareholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, holders of Odd Lots (as defined below) who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased pursuant to the Offer will avoid any applicable Odd Lot discounts that might otherwise be payable on sales of their shares. See Sections 1 and 2.

For these and other reasons, our Board of Directors believes that the repurchase of shares in the Offer is consistent with our long-term goal of maximizing shareholder value. In addition, on June 10, 2008, we repurchased all of our outstanding shares of Series C and Series D preferred stock for an aggregate purchase price of $678,704,606. We completed this repurchase transaction in part to allow us to make the Offer, as the terms of this previously outstanding preferred stock required the consent of the holders of the preferred stock for significant common share buyback transactions such as the Offer. Our repurchase of the preferred stock and the related purchase agreement is described further in Section 11.

Our senior management and Board of Directors believe that the Offer, as well as our recent repurchase of all of our Series C and Series D preferred stock, are prudent uses of our financial resources given our business profile and assets. We currently anticipate that we will have adequate cash-generating capacity, and we expect that our current cash balances, anticipated cash flows from operations and borrowing capacity exceed our capital requirements for normal operations, capital expenditures and acquisitions and other opportunities for growth that may arise, even in the event of a weakening in our primary end markets. We also expect that the Offer, if completed, will be accretive to currently projected earnings per share (excluding a one-time charge associated with the repurchase of our preferred stock described above), although there can be no assurance of this. See Section 2 for additional information about the purpose of the Offer and Section 17 for pro forma financial data relating to the Offer.

Are there any conditions to the Offer?

Our obligation to purchase shares tendered depends upon a number of conditions that must be satisfied or waived by us, at or prior to the Expiration Date, including:

•	No legal action shall have been instituted, threatened in writing, pending or taken that challenges or affects the Offer or could reasonably be expected to materially and adversely affect our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects or otherwise materially impairs the contemplated future conduct of our business or our ability to exercise full rights of ownership or purchase and hold all shares purchased in the Offer;

•	No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;

•	No changes in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects, or otherwise materially impairs the contemplated future conduct of our business shall have occurred;

•	No commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred directly or indirectly involving the United States on or after June 17, 2008 nor shall any material escalation, on or after June 17, 2008, of any war or armed hostilities which had commenced prior to June 17, 2008 have occurred;

•	No decrease of more than 10% in the market price for the shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on June 16, 2008 shall have occurred;

•	No person (including a group) shall have commenced, proposed, announced, made or have publicly disclosed a tender or exchange offer (other than this Offer), merger, acquisition, business combination or other similar transaction involving us nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

•	No person (including a group) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to acquire us or any of our shares;

•	No person (including a group) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) on or before June 16, 2008);

•	No person or group which has made such a filing on or before June 16, 2008 shall acquire or publicly announce its proposal to acquire an additional 1% or more of our outstanding shares, and no new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding shares;

•	No material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects shall have occurred; and

•	No determination shall have been made by us that the consummation of the Offer and the purchase of the shares may cause the reasonable likelihood of our Common Stock either (1) to be held of record by less than 300 persons, or (2) to be delisted from the NYSE or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

These and other conditions are described in greater detail in Section 7.

How will the Offer affect the number of shares outstanding and the number of record holders of United Rentals?

As of June 9, 2008, we had 86,439,761 issued and outstanding shares. The 27,160,000 shares that we are offering to purchase pursuant to the Offer represent approximately 31.4% of our outstanding shares as of June 9, 2008. If the Offer is fully subscribed, we will have approximately 59,279,761 shares outstanding following the purchase of shares tendered in the Offer. The actual number of shares outstanding will depend on the number of shares tendered and purchased in the Offer. See Section 2.

If any of our shareholders:

•	who hold shares in their own name as holders of record or

•	who are “registered holders” as participants in DTC’s system whose names appear on a security position listing,

tender their shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2.

Shareholders who do not have their shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in United Rentals. See Section 2.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from the NYSE or to stop being subject to the periodic reporting requirements of the Exchange Act.

How do I tender my shares?

•	If you hold your shares in your own name as a holder of record and decide to tender your shares, you must deliver a completed and signed Letter of Transmittal, together with the certificates for your shares, to the Depositary before 5:00 p.m., New York City time, on July 16, 2008, or such later time and date to which we may extend the Offer (see Section 3 and the instructions to the Letter of Transmittal);

•	if you hold your shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker, dealer, commercial bank, trust company or other nominee if you wish to tender your shares (See Section 3 and the instructions to the Letter of Transmittal);

•	if you are an institution participating in the Depository Trust Company, you must tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•	if you hold shares in the Company’s stock fund within the United Rentals, Inc. 401(k) Investment Plan or the United Rentals, Inc. Acquisition Plan and you wish to tender any of your shares held in either of these plans, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase and you must review the separate materials related to these plans enclosed with this Offer to Purchase;

•	if you are a holder of vested options to purchase shares under our equity compensation plans, or of options to purchase shares under our equity compensation plans that will vest prior to the Expiration Date, you may exercise your vested options and tender any of the shares issued upon exercise or you may conditionally exercise such options in lieu of exercising the options first; either way, you must follow the separate instructions and procedures described in Section 3 and you must review the separate materials related to the tendering of shares underlying vested options enclosed with this Offer to Purchase; or

•	if you are a holder of outstanding vested warrants to purchase shares, you may exercise your vested warrants and tender any of the shares issued upon exercise or you may conditionally exercise such warrants in lieu of exercising the warrants first; either way, you must follow the separate instructions and procedures described in Section 3 and you must review the separate materials related to the tendering of shares underlying vested warrants enclosed with this Offer to Purchase.

If you want to tender your shares, but:

•	the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date;

•	you cannot comply with the procedure for book-entry transfer by the Expiration Date; or

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•	your other required documents cannot be delivered to the Depositary by the Expiration Date;

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

You may contact the Information Agent, the Dealer Managers or your broker for assistance. The contact information for the Information Agent and Dealer Managers is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

How do participants in the United Rentals, Inc. 401(k) Investment Plan and the United Rentals Acquisition Plan participate in the Tender Offer?

Participants in the United Rentals, Inc. 401(k) Investment Plan and/or the United Rentals, Inc. Acquisition Plan may not use the Letter of Transmittal to direct the tender of their shares in either of these plans, but instead must follow the separate instructions related to those shares in the “Letter to Participants in the United Rentals, Inc. 401(k) Investment Plan” and “Letter to Participants in the United Rentals, Inc. Acquisition Plan” sent to respective participants in these plans along with this Offer to Purchase. If you are a participant in either of these plans and wish to have the trustee tender some or all shares held in the applicable plan, you must complete, execute, and return to the tabulator the separate election form included in the “Letter to Participants in the United Rentals, Inc. 401(k) Investment Plan” and “Letter to Participants in the United Rentals, Inc. Acquisition Plan,” as applicable, at least three business days prior to the Expiration Date. See Section 3.

How do holders of vested stock options for shares participate in the Offer?

Holders of vested but unexercised options to purchase shares may, subject to certain limitations, conditionally exercise some or all of those options as part of the Offer and instruct us to tender all (but not less than all) of the shares issuable upon the conditional exercise. This exercise of options is “conditional” because the holder is deemed to exercise an option (and pay the exercise price) only if and to the extent that (i) we will purchase the underlying shares pursuant to the Offer and (ii) the Purchase Price determined by us in the Offer exceeds the exercise price for the option. If we do not purchase the underlying shares, the options for those shares will not be deemed exercised and will remain outstanding. Conditional exercise of options and tender of the shares issuable upon conditional exercise requires completion and delivery to us of an Option Election Form. See Section 3.

Holders of vested but unexercised options may also exercise such options in accordance with the terms of the applicable stock option plan, if timely received, and tender the shares received upon such exercise in accordance with the instructions and procedures described in Section 3 with respect to shares generally. As such an exercise would not be conditional, unlike the election described above, holders of vested but unexercised options should note that such an exercise could not be revoked even if all or a portion of the shares received upon the exercise and tendered in the Offer are not purchased by us for any reason.

If you are a holder of vested but unexercised options, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your stock option grants, the years left to exercise your options, the range of tender prices and the provisions for prorated purchases described in Section 1. We strongly encourage holders of vested but unexercised options to discuss the Offer with their tax advisor, broker and/or financial advisor. Holders of stock awards may not tender shares or shares represented by such interests unless they are fully vested or will be prior to the Expiration Date.

How do holders of outstanding vested warrants to purchase shares participate in the Offer?

Holders of outstanding vested warrants to purchase shares may, subject to certain limitations, conditionally exercise some or all of those warrants as part of the Offer and instruct us to tender all (but not less than all) of the shares issuable upon the conditional exercise. This exercise of warrants is “conditional” because the holder is deemed to exercise a warrant (and pay the exercise price) only if and to the extent that (i) we will purchase the underlying shares pursuant to the Offer and (ii) the Purchase Price determined by us in the Offer exceeds the exercise price for the warrant. If we do not purchase the underlying shares, the warrants for those shares will not be deemed exercised and will remain outstanding. Conditional exercise of warrants and tender of the shares issuable upon conditional exercise requires completion and delivery to us of a Warrant Election Form. See Section 3.

Holders of vested warrants may also exercise their warrants in accordance with the terms of the applicable warrant agreement and, if timely received, tender the shares received upon such exercise in accordance with the instructions and procedures described in Section 3 with respect to shares generally. As such an exercise would not be conditional, unlike the election described above, holders of vested warrants should note that such an exercise could not be revoked even if all or a portion of the shares received upon the exercise and tendered in the Offer are not purchased by us for any reason.

If you are a holder of vested warrants you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on exercise prices of your warrants, the date your warrants were issued, the years left to exercise your warrants, the range of tender prices and the provisions for prorated purchases described in Section 1. We strongly encourage holders of vested warrants to discuss the Offer with their tax advisor, broker and/or financial advisor.

May I tender only a portion of the shares that I hold?

Yes. You do not have to tender all of the shares that you own to participate in the Offer.

Until what time can I withdraw previously tendered shares?

You may withdraw (or cause your broker or other nominee to withdraw) your tendered shares at any time before 5:00 p.m., New York City time, on July 16, 2008, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered shares for payment, you may withdraw your tendered shares at any time on or after 12:00 midnight, New York City time, on August 12, 2008. See Section 4.

Instructions to tender shares held by participants the United Rentals, Inc. 401(k) Investment Plan or the United Rentals, Inc. Acquisition Plan may be withdrawn at any time before 2:00 p.m., New York City time, on July 11, 2008, unless we extend the Offer, in which case you can withdraw at any time before 2:00 p.m., New York City time, on the day that is three business days prior to the date on which the Offer expires. See Section 4.

Conditional exercises of options and warrants and tenders of the underlying shares may be withdrawn at any time before 2:00 p.m., New York City time, on July 11, 2008, unless we extend the Offer, in which case you can withdraw at any time before 2:00 p.m., New York City time, on the day that is three business days prior to the date on which the Offer expires. See Section 4.

How do I withdraw shares previously tendered?

You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. To properly withdraw shares, you must deliver a written notice of withdrawal, which must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares, to the Depositary while you still had the right to withdraw shares. If you have used more than one Letter of Transmittal or have otherwise tendered shares in more than one group of shares, you may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares. See Section 4.

Participants in either the United Rentals, Inc. 401(k) Investment Plan or United Rentals, Inc. Acquisition Plan who wish to withdraw their shares must follow the instructions found in the “Letter to Participants in the

United Rentals, Inc. 401(k) Investment Plan” or “Letter to Participants in the United Rentals, Inc. Acquisition Plan,” as applicable, sent separately to respective participants of these plans. See Section 4.

Holders of vested but unexercised options to purchase shares who have conditionally exercised some or all of those options as part of the Offer and instructed us to tender the shares issuable upon the conditional exercise and who wish to withdraw the shares so tendered must follow the instructions found in the “Instructions and Option Election Form for Conditional Exercise of Options.”

Holders of vested warrants to purchase shares who have conditionally exercised some or all of those warrants as part of the Offer and instructed us to tender the shares issuable upon the conditional exercise and who wish to withdraw the shares so tendered must follow the instructions found in the “Instructions and Warrant Election Form for Conditional Exercise of Warrants.”

In what order will tendered shares be purchased? Will tendered shares be prorated? What happens if more than 27,160,000 shares are tendered at or below the Purchase Price?

If more than 27,160,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase shares in the following order of priority:

•	First, we will purchase all lots of less than 100 shares tendered in their entirety (“Odd Lots”) at the Purchase Price from shareholders who properly tender all of such shares at or below the Purchase Price and who do not properly withdraw those shares before the Expiration Date;

•	Second, after purchasing all the Odd Lots that were properly tendered at or below the Purchase Price, we will purchase shares at the Purchase Price from all other holders who properly tender shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until we have acquired the number of shares that we have offered to purchase (except for shareholders who tendered shares conditionally for which the condition was not satisfied); and

•	Third, only if necessary to permit us to purchase 27,160,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), we will purchase shares at the Purchase Price from shareholders who have validly tendered shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the Expiration Date. Shares issuable upon the conditional exercise of options or warrants and tendered in accordance with the special procedures described in Section 3 will be treated as conditionally tendered for this purpose.

Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the Purchase Price. See Sections 1 and 6.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If:

•	you own beneficially or of record fewer than 100 shares in the aggregate,

•	you properly tender all of these shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date, and

•	you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guarantee Delivery, then we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

Has United Rentals or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the Offer. However, neither we nor any member of the Board of Directors, nor the Dealer Managers, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you tender your shares. In doing so, you should read carefully the information in this Offer to Purchase and the Letter of Transmittal.

Do the directors or executive officers of United Rentals intend to tender their shares in the Offer?

Our directors and executive officers have advised us that they do not intend to tender shares pursuant to the Offer. Accordingly, if we complete the Offer, the proportional holdings of our directors, executive officers and affiliates will increase. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the Purchase Price to be paid to our shareholders in the Offer. See Sections 2 and 11.

Does United Rentals intend to repurchase any shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4 of the Exchange Act prohibits us and our affiliates from purchasing any shares, any other securities convertible into shares, any securities of the same class or series as the shares, or any right to purchase any of the foregoing securities, other than pursuant to the Offer, until at least 11 business days after the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Beginning on the 11th business day after the Expiration Date, we may make share repurchases from time to time on the open market, in privately negotiated transactions and/or in additional tender offers. Whether we make additional repurchases will depend on many factors, including, the number of shares, if any, that we purchase in the Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares and our ability to issue debt securities, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling shareholders in those transactions than the terms of the Offer.

In addition, the terms of our ABL Facility and other outstanding indebtedness contain certain limits on our ability to make additional purchases. See Sections 2 and 9.

What will happen if I do not tender my shares?

Shareholders who choose not to tender will own a greater percentage ownership of our outstanding shares following the consummation of the Offer. See Section 2.

When and how will United Rentals pay for the shares I tender that are accepted for purchase?

We will pay the Purchase Price, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the Expiration Date and the acceptance of the shares for payment. We will pay for the shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the Expiration Date. The Depositary will act as your agent and will transmit (or cause to be transmitted) to you the payment for all of your shares accepted for payment. See Section 5.

What is the recent market price for the shares?

On June 9, 2008, the last full trading day before we announced our intention to make this Offer, the last reported sale price per share on the NYSE was $19.50 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and your broker tenders shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 5.

What are the United States federal income tax consequences if I tender my shares?

If you are a U.S. Holder (as defined in Section 13), the receipt of cash for your tendered shares generally will be treated for United States federal income tax purposes either as (a) a sale or exchange eligible for capital gain or loss treatment or (b) a dividend. Different rules may apply to shares acquired as compensation (including shares acquired upon the exercise of warrants, options or the vesting of restricted share units). See Section 13.

If you are a foreign shareholder (as defined in Section 13), the payment of cash for your tendered shares may be subject to United States federal income tax withholding. See Section 3.

Will I have to pay stock transfer tax if I tender my shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any domestic stock transfer tax. See Section 5.

What is the accounting treatment of the Offer?

The accounting for our purchase of Common Stock, which will be financed through borrowings under our ABL Facility and Securitization Facility, will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Common Stock and corresponding reduction in cash and cash equivalents. See Section 2 and Section 7.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact D.F. King & Co., Inc., our Information Agent for the Offer, or UBS Investment Bank or Credit Suisse Securities (USA) LLC, the Dealer Managers for the Offer, in each case, at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover of the Offer to Purchase.

x

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase contain “forward-looking statements”. We have used the words “may,” “will,” “expect,” “could,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” and similar expressions in this Offer to Purchase and the documents incorporated by reference in this Offer to Purchase to identify forward-looking statements. We have based these forward-looking statements on our current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

•	the number of shares tendered and the Purchase Price at which we determine to purchase shares in the Offer;

•	changes in North American construction and industrial activities that could adversely affect our revenues and operating results by decreasing the demand for our equipment or the prices that we can charge;

•	our ability to service our substantial debt (including the debt incurred in connection with the Offer and the repurchase of our Preferred Stock) and any other debt we may incur and the restrictions the agreements related to such debt impose upon us;

•	turnover of members of our management and our ability to attract and retain key personnel, which may affect our ability to efficiently manage our business and execute our strategy;

•	the high level of competition in our industry, since competitive pressures could lead to a decrease in our market share or in the prices that we can charge; and

•	the other factors discussed under “Item 1A. Risk Factors” beginning on page 9 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 as supplemented by our subsequent Exchange Act reports.

You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein or in the documents incorporated herein by reference, and many of which are beyond our control, could cause our results to differ materially from those expressed or suggested in any forward-looking statements. Except as required by law, we do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances that occur after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events or the obtaining of new knowledge. See Section 10.

Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995, do not apply to statements made in connection with a tender offer.

INTRODUCTION

To the Holders of our Common Stock:

United Rentals hereby offers to purchase up to 27,160,000 shares of its Common Stock, or such lesser number of shares as are properly tendered and not properly withdrawn at a Purchase Price not greater than $25.00 nor less than $22.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest. We will select the lowest price per share (in multiples of $0.25) that will allow us to purchase 27,160,000 shares or, if a lesser number is properly tendered, all shares that are properly tendered and not properly withdrawn. All shares acquired in the Offer will be acquired at the same price regardless or whether the shareholder tendered at a lower price. Our Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the Offer.

Unless the context requires otherwise, all references to shares include the associated preferred share purchase rights issued pursuant to the Rights Agreement, dated September 28, 2001, between United Rentals, Inc. and American Stock Transfer & Trust Co., as rights agent, as amended on July 22, 2007, and as may be further amended from time to time. All shares tendered and purchased will include such associated preferred share purchase rights. No additional consideration will be paid for the associated rights.

Only shares properly tendered at prices at or below the Purchase Price we select, and not properly withdrawn, will be purchased. However, because of the proration, “Odd Lot” priority and conditional tender provisions described in this Offer to Purchase, not all of the shares tendered at or below the Purchase Price we select will be purchased if more than the number of shares we seek are tendered. We will return any shares that are tendered at prices in excess of the Purchase Price we select and shares that we do not purchase because of proration or conditional tenders promptly following the Expiration Date.

Shareholders must complete the section of the Letter of Transmittal relating to the price at which they are tendering shares in order to properly tender shares.

The Offer is not conditioned on the receipt of financing or on a minimum number of shares being tendered. Our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is, however, subject to the satisfaction or waiver of the conditions set forth in Section 7.

Our Board of Directors has approved the Offer.  However, neither we nor our Board of Directors, the Dealer Managers, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your shares with your broker, if any, or other financial and tax advisor.

Our directors and executive officers have advised us that they do not intend to tender any shares owned by them in the Offer. Accordingly, if we complete the Offer, the proportional holdings of our directors and executive officers will increase. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the Purchase Price to be paid to our shareholders in connection with the Offer.

In accordance with SEC rules, we may, and we expressly reserve the right to, amend the Offer to purchase under the Offer an additional number of securities, up to 2% of the outstanding shares, without extending the Expiration Date.

If more than 27,160,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase shares in the following order of priority:

•	First, we will purchase all Odd Lots at the Purchase Price from shareholders who properly tender all of such shares at or below the Purchase Price and who do not properly withdraw those shares before the Expiration Date;

•	Second, after purchasing all the Odd Lots that were properly tendered at or below the Purchase Price, we will purchase shares at the Purchase Price from all other holders who properly tender shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until we have acquired the number of shares that we have offered to purchase (except for shareholders who tendered shares conditionally for which the condition was not satisfied); and

•	Third, only if necessary to permit us to purchase 27,160,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), we will purchase shares at the Purchase Price from shareholders who have validly tendered shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the Expiration Date. Shares issuable upon the conditional exercise of options or warrants and tendered in accordance with the special procedures described in Section 3 will be treated as conditionally tendered for this purpose.

Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the Purchase Price. See Sections 1 and 6.

The Purchase Price will be paid net to the seller in cash, less any applicable withholding taxes and without interest, for all shares purchased. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or stock transfer taxes on the purchase of shares by us in the Offer. Shareholders holding shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if shareholders tender shares through such brokers or other nominees and not directly to the Depositary. See Section 3.

Also, any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service (“IRS”) form as may be applicable) may be subject to United States federal income tax backup withholding (28% of the gross proceeds in the case of U.S. Holders (as defined in Section 13)), unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding, such as all corporations. See Section 3. Also see Section 13 regarding United States federal income tax consequences of the Offer.

In addition, holders of vested but unexercised options outstanding under the stock option plans may, subject to the terms and conditions of the applicable stock option plan and the applicable option grant, exercise such options and tender some or all of the shares issuable upon such exercise. See Section 3.

We will pay all fees and expenses incurred in connection with the Offer by D.F. King & Co., Inc., the Information Agent for the Offer, American Stock Transfer & Trust Company, the Depositary for the Offer, and UBS Securities LLC and Credit Suisse Securities (USA) LLC, the Dealer Managers for the Offer. See Section 16.

As of June 9, 2008, we had 86,439,761 issued and outstanding shares. The 27,160,000 shares that we are offering to purchase pursuant to the Offer represent approximately 31.4% of our shares outstanding on June 9, 2008. To the extent any of our shareholders tender their shares in full and that tender is accepted in full, the number of our record holders would be reduced.

The shares are listed and traded on the NYSE under the symbol “URI.” On June 9, 2008, the last full trading day before we announced our intention to make this Offer, the last reported sale price of the shares was $19.50 per share. Shareholders are urged to obtain current market quotations for the shares prior to making their decision whether or not to tender pursuant to the Offer. See Section 8.

This Offer to Purchase and the Letter of Transmittal contain important information that you should read carefully before you make any decision regarding the Offer.

THE OFFER

1.	Number of Shares; Price; Priority of Purchase.

Upon the terms and subject to the conditions of the Offer, we will purchase up to 27,160,000 shares properly tendered and not properly withdrawn before the Expiration Date, as defined below, at a Purchase Price not greater than $25.00 and not less than $22.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest.

The term “Expiration Date” means 5:00 p.m., New York City time, on July 16, 2008. We may, in our sole discretion, extend the period of time during which the Offer will remain open. If we extend the Offer, the term “Expiration Date” will refer to the extended time and date at which the Offer will expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

If the Offer is over-subscribed as described below, shares tendered at or below the Purchase Price and not properly withdrawn will be subject to proration, except for Odd Lots. The proration period and, except as described in this Offer to Purchase, withdrawal rights expire at the Expiration Date.

If we:

•	increase the price that may be paid for the shares above $25.00 per share or decrease the price that may be paid for the shares below $22.00 per share;

•	increase the number of shares that we may purchase in the Offer by more than 2% of our outstanding shares; or

•	decrease the number of shares that we may purchase in the Offer; and

the Offer is scheduled to expire at any time before the end of a period:

•	beginning on (and including) the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15; and

•	ending at 12:00 midnight, New York City time, on the tenth business day (as defined below) from such notice date;

then the Offer will be extended until 5:00 p.m., New York City time, on the first business day following the expiration of such ten business day period. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. to 12:00 midnight, New York City time.

In accordance with Instruction 4 to the Letter of Transmittal, shareholders desiring to tender shares in the Offer must either (i) specify that they are willing to sell their shares to us at the price determined in the Offer or (ii) specify the price, not greater than $25.00 nor less than $22.00 per share (in multiples of $0.25), at which they are willing to sell their shares to us in the Offer. Promptly following the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, determine a single per share Purchase Price that we will pay for shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of shares tendered and the prices at which they are tendered. We will select the lowest purchase price specified by tendering shareholders that will allow us to buy 27,160,000 shares or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not properly withdrawn. All shares purchased in the Offer will be purchased at the same Purchase Price. If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer.” Note that this election could result in the tendered shares being purchased at the minimum price of $22.00 per share.

In the event the Purchase Price is less than the maximum price of $25.00 per share and more than 27,160,000 shares are tendered in the Offer at or below the Purchase Price, we may exercise our right to amend the Offer to purchase up to an additional 2% of our outstanding shares without extending the Expiration Date. If we exercise our right to purchase up to an additional 2% of our outstanding shares, then we could have as few as 57,550,966 shares outstanding following the purchase of the shares tendered in the Offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements. See Section 15.

As described in greater detail below, if the Offer is over-subscribed, shares tendered at or below the Purchase Price will be subject to proration.

Only shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased. However, because of the proration and conditional tender provisions of the Offer, not all of the shares tendered at or below the Purchase Price will be purchased if more than the number of shares we seek are properly tendered. All shares tendered and not purchased in the Offer, including shares tendered at prices in excess of the Purchase Price and shares tendered at or below the Purchase Price but not purchased because of proration or conditional tenders, will be returned to the tendering shareholders at our expense promptly following the Expiration Date.

The Offer is not conditioned on the receipt of financing or on a minimum number of shares being tendered. Our obligation to accept and pay for shares validly tendered pursuant to the Offer is, however, subject to other conditions. See Section 7.

Priority of Purchases.  If more than 27,160,000 shares (or such greater number of shares as we may elect to purchase subject to applicable law) are properly tendered and not properly withdrawn, we will purchase shares in the following order of priority:

•	First, we will purchase all Odd Lots at the Purchase Price from shareholders who properly tender all of such shares at or below the Purchase Price and who do not properly withdraw those shares before the Expiration Date;

•	Second, after purchasing all the Odd Lots that were properly tendered at or below the Purchase Price, we will purchase shares at the Purchase Price from all other holders who properly tender shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until we have acquired the number of shares that we have offered to purchase (except for shareholders who tendered shares conditionally for which the condition was not satisfied); and

•	Third, only if necessary to permit us to purchase 27,160,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), we will purchase shares at the Purchase Price from shareholders who have validly tendered shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the Expiration Date. Shares issuable upon the conditional exercise of options or warrants and tendered in accordance with the special procedures described in Section 3 will be treated as conditionally tendered for this purpose.

Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the Purchase Price.

Odd Lots.  The term “Odd Lots” means all shares tendered by any person who owned beneficially or of record an aggregate of fewer than 100 shares.

Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This priority is not available to partial tenders or to beneficial or record holders of 100 or more shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 shares. To qualify for this priority, an Odd Lot holder must tender all shares owned by the Odd Lot holder in accordance with the procedures described in Section 3. By tendering in the Offer, an Odd Lot holder who holds shares in its name and tenders its shares directly to the Depositary would also avoid any applicable Odd Lot discounts in a sale of the holder’s shares. Any Odd Lot holder wishing to tender all of its shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration.  If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each shareholder tendering shares (excluding Odd Lot holders) will be based on the ratio of the number of shares tendered by the shareholder to the total number of shares tendered by all shareholders (excluding Odd Lot holders), subject to conditional tenders. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until approximately three business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date.

As described in Section 13, the number of shares that we will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares. The Letter of Transmittal affords each shareholder who tenders shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer.  We believe that the repurchase of shares is consistent with our long-term goal of maximizing shareholder value. In April 2007, we announced that our Board of Directors had authorized commencement of a process to explore a broad range of strategic alternatives to maximize shareholder value. As part of that process, we considered several possibilities, including engaging in a recapitalization involving a self-tender offer and a sale of the Company. At the time, following an extensive sale process conducted by the Company, with the assistance of its advisors, we elected in July 2007 to enter into a merger agreement providing for the acquisition of the entire Company by affiliates of Cerberus Capital Management, L.P., however, in December 2007 that merger agreement was terminated and Cerberus paid us a $100 million termination fee. Following the termination of the merger agreement, our Board of Directors, together with our senior management, again evaluated our business plan and other strategic opportunities, including the possibility of a self-tender offer like the Offer.

During the course of the evaluation of a self-tender offer, the Company engaged in negotiations with the holders of our Preferred Stock (defined below), as any significant share repurchase transaction was subject to their consent. As a result of these negotiations, on June 10, 2008, we entered into an agreement (the “Purchase Agreement”) with Apollo Investment Funds IV, L.P. and Apollo Overseas Partners IV, L.P. (collectively, “Apollo”) and J.P. Morgan Partners (BHCA), L.P. (“JPM”; and collectively with Apollo, the “Preferred Holders”), pursuant to which, among other things:

•	we purchased all of our outstanding Series C Perpetual Convertible Preferred Stock, par value $.01 per share (the “Series C Preferred Stock”), Series D-1 Perpetual Convertible Preferred Stock, par value $.01 per share (the “Series D-1 Preferred Stock”), and Series D-2 Perpetual Convertible Preferred Stock, par value $.01 per share (the “Series D-2 Preferred Stock”; and, collectively with the Series D-1 Preferred Stock and the Series C Preferred Stock, the “Preferred Stock”), from the Preferred Holders for an aggregate purchase price of $678,704,606, of which

•	$425,000,000 was paid by our issuing to the Preferred Holders the same aggregate principal amount of newly issued 14% Senior Notes due 2014 of the Company (the “New Notes”).

The terms of the Purchase Agreement and the New Notes are described further in Section 11.

In determining to repurchase the Preferred Stock and to subsequently proceed with the Offer, our senior management and Board of Directors evaluated the Company’s operations, financial condition, capital needs, strategy and expectations, and a variety of alternatives for using our available financial resources. The Board of Directors considered, with the assistance of management and our financial advisors, our free cash flow, financial position, and the market price of our Common Stock, as well as our operations, strategy and expectations for the future. Our senior management and Board of Directors believe that the Preferred Stock repurchase and the Offer are prudent uses of our financial resources given our business profile and assets. Our senior management and Board of Directors further believe that repurchasing our own Common Stock is an efficient means to provide liquidity to those of our shareholders who wish to sell some or all of their shares, while affording other of our shareholders an enhanced opportunity to participate in our future earnings and assets.

The Offer represents a mechanism to provide shareholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of capital if they so elect. The Offer also provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their holdings, without potential disruption to the market price and the usual costs associated with open market transactions.

Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, Odd Lot holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable Odd Lot discounts that might be payable on sales of their shares in NYSE transactions.

Moreover, our Board of Directors determined to conduct a “modified Dutch auction” tender offer at a price range of $22.00 to $25.00 for the shares after considering, among other things, recent stock trading ranges and volumes for the shares, various self-tender offers affected by other companies, liquidity opportunities available to our shareholders, and our results of operations, current financial condition and expected future cash needs. See “Cautionary Notice Regarding Forward-Looking Statements.”

In considering the Offer, our senior management and Board of Directors also took into account the expected financial impact of the Offer (as well as the repurchase of Preferred Stock), including our use of increased indebtedness to fund the share purchases as described in Section 9, “Source and Amount of Funds.” We currently anticipate that we will have adequate cash-generating capacity, and we expect that our current cash balances, anticipated cash flows from operations and borrowing capacity exceed our capital requirements for normal operations, capital expenditures and acquisitions and other opportunities for growth that may arise, even in the event of a weakening in our primary end markets. We also expect that the Offer, if completed, will be accretive to currently projected earnings per share (excluding a one-time charge associated with the repurchase of our Preferred Stock), although there can be no assurance of this. See “Cautionary Notice Regarding Forward-Looking Statements.”

Our Board of Directors has approved the Offer.  However, neither we nor our Board of Directors nor the Dealer Managers, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender them. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your shares with your broker, if any, or other financial or tax advisor.

All of our directors and executive officers have advised us that they do not intend to tender any shares owned by them in the Offer.

Potential Benefits of the Offer.  We believe the Offer will provide benefits to us and our shareholders, including the following:

•	we believe the Offer will provide our shareholders with an opportunity to obtain liquidity with respect to all or portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales;

•	upon the completion of the Offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in United Rentals and an opportunity to benefit from the enhanced earnings per share that we expect to result from the Offer; and

•	we believe the Offer and related anticipated borrowings will provide an efficient capital structure that more effectively uses financial leverage, thus making possible improved future earnings per share and cash flow per share for our continuing shareholders.

Potential Risks and Disadvantages of the Offer.  The Offer also presents some potential risks and disadvantages to us and our continuing shareholders, including the following:

•	we expect to incur indebtedness of up to $698,000,000 pursuant to borrowings under our ABL Facility and the Securitization Facility in order to fund purchases of shares in accordance with the Offer and pay any related fees and expenses and we issued $425,000,000 of New Notes to the Preferred Holders as part of our purchase of the Preferred Stock. Although our Board of Directors and senior management considered the impact of this additional indebtedness in light of our operations, financial condition, capital needs, strategy and expectations, this increased leverage:

•	will increase our interest expense,

•	could reduce our ability to engage in significant transactions, including acquisitions and future share repurchases, without additional debt or equity financing, and

•	could negatively affect our liquidity during periods of reduced revenue generation, increased capital spending or higher operating expenses;

•	if our indebtedness affects our operations in the ways highlighted in the preceding bullet point or other ways, our business, financial condition, cash flow and results of operations could suffer;

•	the Offer will reduce our “public float” (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets) and this reduction in our public float could result in lower stock prices or reduced liquidity in the trading market for our Common Stock following completion of the Offer; and

•	all of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer (including shares they are deemed to beneficially own), and as a result the Offer will increase the proportional holdings of our directors and executive officers in addition to the proportional holdings of any of our significant shareholders who elect not to participate in the Offer (See Section 11 for a chart listing our significant shareholders).

As of June 9, 2008, we had 86,439,761 issued and outstanding shares. The 27,160,000 shares that we are offering to purchase pursuant to the Offer represent approximately 31.4% of the shares outstanding as of June 9, 2008. If the Offer is fully subscribed, then we will have approximately 59,279,761 shares outstanding following the purchase of shares tendered in the Offer. The actual number of shares outstanding will depend on the number of shares tendered and purchased in the Offer. Shareholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell such shares in the future.

Certain Effects of the Offer.  Shareholders who do not tender their shares pursuant to the Offer and shareholders who otherwise retain an equity interest in United Rentals as a result of a partial tender of shares, proration or a conditional tender for which the condition is not satisfied will continue to be owners of United

Rentals and will realize a proportionate increase in their relative equity interest in United Rentals and thus in our future earnings and assets, if any, at no additional cost to them. These shareholders will also bear the attendant risks and rewards associated with owning the equity securities of United Rentals, including risks resulting from our purchase of shares. We can give no assurance, however, that we will not issue additional shares or equity interests in the future.

The accounting for our purchase of shares, which will be financed through borrowings under our ABL Facility and Securitization Facility, will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase and corresponding reduction in cash and cash equivalents or increase in our liabilities reflecting the borrowings to finance the Offer, depending on the respective amounts of available cash and bank borrowings we use to fund the purchase of Shares in the Offer.

Our book value per share is expected to decrease as a result of the Offer and the borrowings intended to be undertaken in connection with the Offer. We believe the Offer, if completed, will be accretive to currently projected earnings per share (excluding a one-time charge associated with the repurchase of our Preferred Stock), although there can be no assurance of this. See “Cautionary Notice Regarding Forward-Looking Statements.”

Shares we acquire pursuant to the Offer will be retired.

Our directors and executive officers have advised us that they do not intend to tender any shares owned by them in the Offer. Because they will not participate in the Offer, their beneficial ownership will increase to approximately 2.9% of the total outstanding shares, assuming that the maximum 27,160,000 shares are purchased in the Offer.

The Offer also provides certain shareholders with an efficient way to sell their shares without incurring brokers’ fees or commissions. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market transactions. Furthermore, Odd Lot holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable Odd Lot discounts that might be payable on sales of their shares in transactions on the NYSE.

In connection with the consummation of the Offer, we may incur up to $698,000,000 of additional debt as described in Section 9. At March 31, 2008, on a pro forma basis (after giving effect to the Offer and taking into account our repurchase of the Preferred Stock on June 10, 2008 pursuant to the terms of the Purchase Agreement), assuming the purchase by us pursuant to the Offer of 27,160,000 shares at a Purchase Price of $25.00 per share (the high end of the Dutch auction range), we would have had approximately $4.2 billion of long-term liabilities and stockholders’ equity of approximately $692,000,000. Our substantial indebtedness could have important consequences to our shareholders, such as:

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; exposing us to risk of increased interest rates; or

•	placing us at a competitive disadvantage compared to our competitors that have less debt.

Other Share Repurchases.  In addition to our repurchase of the Preferred Stock on June 10, 2008 as discussed elsewhere in this Offer to Purchase, in 2006, we redeemed $76,000,000 of convertible quarterly income preferred securities (“QUIPS”) using proceeds from stock option exercises received during that year, and we may opportunistically redeem additional QUIPS from time to time in the future to the extent we are permitted to do so under securities laws and the relevant indenture. Other than as disclosed in this Offer to Purchase, as of the date of this Offer to Purchase, we have no specific plan for further repurchases of shares of our Common Stock.

Rule 13e-4 of the Exchange Act prohibits us and our affiliates from purchasing:

•	any shares,

•	any other securities convertible into shares,

•	any securities of the same class or series as the shares, or

•	any right to purchase any of the foregoing securities,

other than pursuant to the Offer, until at least 11 business days after the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Beginning on the 11th business day after the Expiration Date, we may make share repurchases from time to time on the open market, in privately negotiated transactions and/or in additional tender offers. Whether we make additional repurchases will depend on many factors, including, the number of shares, if any, that we purchase in the Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares and our ability to issue debt securities, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling shareholders in those transactions than the terms of the Offer.

Other Plans.  Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer, other than in the ordinary course of our business, of a material amount of our assets or any of our subsidiaries;

•	any change in our present Board of Directors or management, including any plans or proposals to change the number or the term of directors (although we may fill vacancies existing or arising on the Board of Directors) or to change any material term of the employment contract of any executive officer;

•	any material change in our present dividend rate or policy or our capitalization, our indebtedness, our corporate structure or our business;

•	any class of our equity securities ceasing to be authorized to be quoted on the NYSE;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15 of the Exchange Act;

•	the acquisition or disposition by any person of a material amount of our securities; or

•	any changes in our certificate of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

Notwithstanding the foregoing, as part of our long-term corporate goal of maximizing shareholder value, we have regularly considered alternatives to enhance shareholder value, including open market repurchases of our shares, strategic acquisitions, divestitures and business combinations, and we intend to continue to consider alternatives to enhance shareholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives.

As we have previously announced, our Board is conducting a search for a permanent Chief Executive Officer.

3.	Procedures for Tendering Shares

Proper Tender of Shares.  For shares to be tendered properly pursuant to the Offer:

•	the confirmation of receipt of the shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

•	the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 4 to the Letter of Transmittal, each shareholder desiring to tender shares in the Offer must either:

•	check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $22.00 per share (you should understand that this election may lower the Purchase Price paid for all purchased shares in the Offer and could result in the tendered shares being purchased at the minimum price of $22.00 per share) or

•	check one of the boxes in the section of the Letter of Transmittal captioned “Price (in Dollars) per Share at Which Shares are Being Tendered,” indicating the price at which shares are being tendered.

A tender of shares will be proper if, and only if, one of these boxes is checked on the Letter of Transmittal.

If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section on the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer.” Note that this election could result in the tendered shares being purchased at the minimum price of $22.00 per share.

If tendering shareholders wish to indicate a specific price (in multiples of $0.25) at which their shares are being tendered, they must check a box under the section captioned “Price (in Dollars) per Share at Which Shares are Being Tendered.” Tendering shareholders should be aware that checking a box other than the box representing the lowest price could mean that none of their shares will be purchased. A shareholder who wishes to tender shares at more than one price must complete separate Letters of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. Shareholders may contact the Depositary for additional instructions.

Shareholders holding their shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their brokers or such other nominee in order to tender their shares. It is likely that the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. Shareholders who hold shares through nominee shareholders are urged to consult their nominees to determine whether transaction costs may apply if shareholders tender shares through the nominees and not directly to the Depositary.

The valid tender of shares by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

Shareholders may tender shares subject to the condition that a specified minimum number of shares (including all) or none be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box captioned “Conditional Tender” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to determine the minimum number of shares to be purchased. Shareholders should consult their investment and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 13.

Signature Guarantees and Method of Delivery.  No signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, will include any participant in The Depository Trust Company (“DTC”) whose name appears on a security position listing as the owner of the shares) tendered and the holder has not completed either the box entitled “Special Mailing Instructions” or the box entitled “Special Transfer Instructions” on the Letter of Transmittal; or

•	shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

A “registered holder” of tendered shares will include any participant in the DTC’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following:

•	the Securities Transfer Agents Medallion Program;

•	The New York Stock Exchange, Inc. Medallion Signature Program; or

•	the Stock Exchange Medallion Program.

Except as described above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 7 and 11 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution. See Instructions 7 and 11 to the Letter of Transmittal.

If a book-entry account system is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be returned to a person other than the registered holder, then the book-entry account system must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the book-entry account system, with the signature guaranteed by an Eligible Institution.

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Shareholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Offer. In the event the shareholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

Odd Lot holders who tender all of their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot holders as set forth in Section 1.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including through the DTC, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery.  For purposes of the Offer, the Depositary will establish an account with respect to the shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the shares by causing DTC to transfer shares into the Depositary’s account in accordance with DTC’s procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either:

•	a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or

•	the guaranteed delivery procedure described below must be followed.

Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the DTC participant tendering shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that United Rentals may enforce such agreement against the DTC participant.

Guaranteed Delivery.  If a shareholder desires to tender shares pursuant to the Offer and the procedure for book-entry transfer cannot be completed before the Expiration Date, or if time will not permit all required documents to reach the Depositary before the Expiration Date, the shares still may be tendered if all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•	the Depositary receives by mail, overnight courier, or facsimile transmission, on or before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form United Rentals has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•	the confirmation of book-entry transfer of the shares into the Depositary’s account at DTC, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

If tendering shareholders wish to maximize the chance that their shares will be purchased by us, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer.” Note that this election could result in tendered shares being purchased at the minimum price of $22.00 per share.

Shareholders may contact the Information Agent, the Dealer Managers or their broker for assistance. The contact information for the Information Agent and Dealer Managers is on the back cover page of this Offer to Purchase.

401(k) Plans.  Participants in the United Rentals, Inc. 401(k) Investment Plan and/or United Rental, Inc. Acquisition Plan who wish to have the trustee tender eligible shares attributable to either of these plans must complete, execute and return to the tabulator the applicable separate election form included in the “Letter to Participants in the United Rentals, Inc. 401(k) Investment Plan” and “Letter to Participants in the United

Rentals, Inc. Acquisition Plan” that were sent to respective participants in these plans along with this Offer to Purchase. Participants in these plans may not use the Letter of Transmittal to direct the tender of their shares, but instead must follow the separate instructions related to those shares in the “Letter to Participants in the United Rentals, Inc. 401(k) Investment Plan” or “Letter to Participants in the United Rentals, Inc. Acquisition Plan,” as applicable. Although the Offer will remain open to all shareholders until the Expiration Date, if the tabulator (as described in the “Letter to Participants in the United Rentals, Inc. 401(k) Investment Plan” and “Letter to Participants in the United Rentals, Inc. Acquisition Plan”) does not receive a participant’s election form at least three business days prior to the Expiration Date, the trustee will not tender shares attributable to the participant’s account. Participants are urged to read the “Letter to Participants in the United Rentals, Inc. 401(k) Investment Plan” and “Letter to Participants in the United Rentals, Inc. Acquisition Plan” and the separate election forms carefully.

Stock Options.  We are not offering, as part of the Offer, to purchase any outstanding options and tenders of options will not be accepted. Holders of vested but unexercised options to purchase shares may conditionally exercise some or all of those options as part of the Offer and instruct us to tender all (but not less than all) of the underlying shares in the Offer. This exercise of options is “conditional” because the holder is deemed to exercise an option (and pay the exercise price) only if and to the extent that (i) we will purchase the underlying shares pursuant to the Offer and (ii) the Purchase Price determined by us in the Offer exceeds the exercise price for the option. If we do not purchase the underlying shares, the options for those shares will not be deemed exercised and will remain outstanding.

Holders of vested but unexercised options who wish to conditionally exercise their options and tender the underlying shares must not use the Letter of Transmittal. Instead, they must properly complete and deliver the Option Election Form included with this Offer to the address or facsimile number shown on the instructions thereto. The deadline for submitting instructions regarding the conditional exercise of options and the tender of the underlying shares is 2:00 p.m., New York City time, on July 11, 2008.

Holders of vested but unexercised options may also exercise such options in accordance with the terms of the applicable stock option plan and tender the shares received upon such exercise in accordance with the instructions and procedures described in this Section 3 with respect to shares generally. See “Proper Tender of Shares” above. As such an exercise would not be conditional, unlike the election described above, holders of vested but unexercised options should note that such an exercise could not be revoked even if all or a portion of the shares received upon the exercise and tendered in the Offer are not purchased by us for any reason.

If you are a holder of vested but unexercised options, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your stock option grants, the years left to exercise your options, the range of tender prices and the provisions for prorated purchases described in Section 1. We strongly encourage you to discuss the Offer with your tax advisor, broker and/or financial advisor. Holders of stock awards may not tender shares or shares represented by such interests unless they are fully vested or will be by the Expiration Date.

Warrants.  We are not offering, as part of the Offer, to purchase any outstanding warrants and tenders of warrants will not be accepted. Holders of vested warrants to purchase shares may conditionally exercise some or all of those warrants as part of the Offer and instruct us to tender all (but not less than all) of the underlying shares in the Offer. This exercise of warrants is “conditional” because the holder is deemed to exercise a warrant (and pay the exercise price) only if and to the extent that (i) we will purchase the underlying shares pursuant to the Offer and (ii) the Purchase Price determined by us in the Offer exceeds the exercise price for the warrant. If we do not purchase the underlying shares, the warrants for those shares will not be deemed exercised and will remain outstanding.

Holders of vested warrants who wish to conditionally exercise their warrants and tender the underlying shares must not use the Letter of Transmittal. Instead, they must properly complete and deliver the Warrant Election Form included with this Offer to the address or facsimile number shown on the instructions thereto. The deadline for submitting instructions regarding the conditional exercise of warrants and the tender of the underlying shares is 2:00 p.m., New York City time, on July 11, 2008.

Holders of vested warrants may also exercise such warrants in accordance with the terms of the applicable warrant agreement and tender the shares received upon such exercise in accordance with the instructions and procedures described in this Section 3 with respect to shares generally. See “Proper Tender of Shares” above. As such an exercise would not be conditional, unlike the election described above, holders of vested warrants should note that such an exercise could not be revoked even if all or a portion of the shares received upon the exercise and tendered in the Offer are not purchased by us for any reason. In such event, securities laws could restrict the subsequent disposition of such shares for a period of time.

If you are a holder of vested warrants, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on the exercise prices of your warrants, the date your warrants were issued, the years left to exercise your warrants, their restrictions on transfer, the range of tender prices and the provisions for prorated purchases described in Section 1. We strongly encourage you to discuss the Offer with your tax advisor, broker and/or financial advisor.

Return of Unpurchased Shares.  Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the Purchase Price and shares not purchased due to proration, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Date or termination of the Offer without expense to the tendering stockholders.

United States Federal Income Tax Withholding and Backup Withholding.  Under the United States federal income tax backup withholding rules, 28% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that shareholder must submit a statement (generally, an IRS Form W-8BEN), signed under penalties of perjury, attesting to that individual’s exempt status. Such statements can be obtained from the Depositary or from www.irs.gov. See “Substitute Form W-9” in the Letter of Transmittal.

Any tendering shareholder or other payee who fails to complete fully and sign the substitute form W-9 included in the Letter of Transmittal may be subject to required United States federal income tax backup withholding of 28% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer.

Gross proceeds payable pursuant to the Offer to a foreign shareholder (as defined in Section 13) or his or her agent will be subject to withholding of United States federal income tax at a rate of 30%, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. A foreign shareholder may be eligible to file for a refund of such tax or a portion of such tax withheld if such shareholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 or if such shareholder is entitled to a reduced rate of withholding pursuant to a tax treaty and we withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a foreign shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN claiming such an exemption or reduction. Such forms can be obtained from the Depositary or from www.irs.gov. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly executed IRS Form W-8ECI claiming such exemption. Such forms can be obtained from the Depositary. See “Substitute Form W-9” in the Letter of Transmittal. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Foreign shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine, in our sole discretion, all questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares. Our determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Date to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of, or payment for, which may be unlawful in the opinion of our counsel. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the Offer prior to the Expiration Date with respect to all tendered shares. Our interpretation of the terms and conditions of the Offer will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular shares. No tender of shares will be deemed to have been properly made until the tendering shareholder has cured or we have waived all defects or irregularities. We will not be liable for failure to waive any condition of the Offer or any defect or irregularity in any tender of shares. None of us, the Depositary, the Information Agent, the Dealer Managers or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice.

Tendering Shareholder’s Representation and Warranty; Acceptance by United Rentals Constitutes an Agreement.  A tender of shares pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that:

•	the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the shares or equivalent securities at least equal to the shares being tendered; and

•	the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering:

•	has a net long position equal to or greater than the amount of

•	shares tendered or

•	other securities convertible into or exchangeable or exercisable for the shares tendered and will acquire the shares for tender by conversion, exchange or exercise; and

•	will deliver or cause to be delivered the shares in accordance with the terms of the Offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and conditions of the Offer.

A properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Managers or the Information Agent.

Lost Certificates.  If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should promptly notify the Depositary at (877) 248-6417 or (718) 921-8317 (Monday-Friday, except for bank holidays, from 9:00 a.m. to 5:00 p.m., New York City time). The Depositary will instruct the shareholder as to the steps that must be taken in order to replace the certificates.

We will decide, in our sole discretion, all questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares. Each such decision will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.

Certificates for shares, together with a properly completed and duly executed Letter of Transmittal or facsimile thereof, or an Agent’s Message, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Managers or the Information Agent. Any such documents delivered to us, the Dealer Managers or the Information Agent will not be forwarded to the Depositary and therefore will not be deemed to be properly tendered.

4.	Withdrawal Rights.

Except as described in this paragraph or otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after midnight, New York City time on August 12, 2008 if we have not already accepted your tendered shares for payment.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all shares tendered. In these cases, such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a notice of withdrawal must be in written or facsimile transmission form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. The notice must specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

A shareholder who has tendered shares at more than one price may withdraw shares using either separate notices of withdrawal or a combined Notice of Withdrawal, so long as the information specified above is included. If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

We will determine, in our sole discretion, all questions as to the form and validity, including the time of receipt, of any notice of withdrawal. Our determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder. However, if we waive any defect or irregularity in any withdrawal with respect to any shareholder, we also waive such defect or irregularity with respect to all shareholders. None of us, the Depositary, the Dealer Managers, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

Participants in United Rentals, Inc. 401(k) Investment Plan and United Rentals, Inc. Acquisition Plan who wish to have the trustee withdraw previously tendered shares attributable to their respective plan account must follow the procedures set forth in the “Letter to Participants in the United Rentals, Inc. 401(k) Investment Plan” or “Letter to Participants in the United Rentals, Inc. Acquisition Plan”, as applicable sent separately to each plan participant.

Conditional exercises of options and tenders of the underlying shares may be withdrawn in accordance with the procedures set forth in the Option Election Form sent separately to each plan participant.

Conditional exercises of warrants and tenders of the underlying shares may be withdrawn in accordance with the procedures set forth in the Warrant Election Form sent separately to each plan participant.

Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

5.	Purchase of Shares and Payment of Purchase Price.

Promptly following the Expiration Date and upon the terms and subject to the conditions of the Offer, we:

•	will determine which shareholders tendered shares at or below the Purchase Price; and

•	will accept for payment and pay for (and thereby purchase) up to 27,160,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) which are properly tendered at prices at or below the Purchase Price and not properly withdrawn on or before the Expiration Date.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the Odd Lot priority, proration and conditional tender provisions of the Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment in the Offer.

Payment for shares tendered and accepted for payment in the Offer will be made promptly, subject to the possible delay in the event of proration, but only after timely receipt by the Depositary of certificates for shares, book-entry confirmation of shares into the Depositary’s account at the DTC, and a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), an Agent’s Message, in the case of a book-entry transfer, and any other required documents.

We will pay for shares purchased in the Offer by depositing the aggregate Purchase Price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately three business days after the Expiration Date. Unless a shareholder specified otherwise in the Letter of Transmittal, certificates for all shares tendered and not purchased, including shares tendered at prices in excess of the Purchase Price and shares not purchased due to proration or conditional tender, will be returned. Shares tendered by book-entry transfer will be credited to the account maintained with DTC by the participant who delivered the shares or to the tendering shareholder promptly after the Expiration Date or termination of the Offer without expense to the tendering shareholders. Under no circumstances will we pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares in the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however:

•	payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased shares are to be registered in the name of, any person other than the registered holder, or

•	tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal,

the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Any tendering shareholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or an IRS Form W-8BEN or other applicable form, if the tendering shareholder or other payee is a foreign shareholder), may be subject to required United States federal income tax backup withholding of 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. See Section 3. Foreign shareholders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

6.	Conditional Tender of Shares.

Subject to the exception for Odd Lot Holders, shares will be subject to proration if the Offer is over-subscribed. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder’s shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. Each shareholder is urged to consult with his or her own tax advisor with respect to his or her particular situation.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the number of shares that must be purchased if any are to be purchased. After the Expiration Date, if more than 27,160,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares to be purchased to fall below 27,160,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

You should note that holders of vested but unexercised options or warrants who wish to conditionally exercise their options or warrants and tender with the specified minimum number of shares equal to all of the shares underlying the option or warrant being conditionally exercised, the underlying shares are treated as tendering shareholders wishing to make a conditional tender, and the shares issuable upon the conditional exercise of such options or warrants and tendered in accordance with the special procedures described in Section 3 are treated as conditionally tendered shares subject to the foregoing procedures.

7.	Conditions of the Offer.

Notwithstanding any other provision of the Offer (and subject to Section 15), if at any time on or after the commencement of the Offer and before the Expiration Date any of the following events has occurred in our reasonable determination, we will not be required to accept for payment, purchase or pay for any shares tendered, and we may terminate or amend the Offer or postpone the acceptance for payment of, or the purchase of and the payment for, shares tendered (subject to Rule 13e-4(f) under the Exchange Act):

1. There has been threatened in writing, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

a. challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or any other matter relating to the Offer or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

b. seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal;

c. materially impairs the contemplated benefits to us of the Offer;

d. seeks to impose limitations on our affiliates’ ability to acquire or hold or to exercise full rights of ownership, including, but not limited to, the right to vote their shares on all matters validly presented to our shareholders; or

e. otherwise could reasonably be expected to materially and adversely affect our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

2. There has occurred any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or the trading in the shares, including, but not limited to, the following:

a. any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

b. the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

c. the commencement or escalation, on or after June 17, 2008, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, or any material escalation, on or after June 17, 2008, of any war or armed hostilities which had commenced prior to June 17, 2008;

d. any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

e. any decrease of more than 10% in the market price for the shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on June 16, 2008, any significant increase in the interest rate for debt security offerings in the United States, or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects of us and our subsidiaries, taken as a whole, or on the trading in the shares, or the proposed financing for the Offer, or on the benefits of the Offer to us;

f. a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that could have, in our reasonable judgment, a material adverse effect on our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects, taken as a whole, or on the trading in the shares, or on the benefits of the Offer to us;

g. legislation amending the Code (as defined in Section 13) having been passed by either the U.S. House of Representatives or Senate or being pending before the U.S. House of Representatives or Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the transaction contemplated by the Offer in any manner that would reasonably be expected to materially and adversely affect us or our subsidiaries; or

h. in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

3. A tender or exchange offer for any or all of the shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been commenced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

4. We learn that:

a. any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before June 16, 2008);

b. any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before June 16, 2008 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 1% or more of our outstanding shares; or

c. any new group has been formed that beneficially owns more than 5% of our outstanding shares (options for and other rights to acquire shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

5. Any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

6. Any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

a. indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

b. could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

c. otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects of us and our subsidiaries, taken as a whole;

7. Any change or changes have occurred in our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, income, operations, licenses, results of operations or future business prospects that, in our reasonable judgment, has a material adverse effect on us or our subsidiaries, taken as a whole, or on the trading in the shares or on the benefits of the Offer to us; or

8. We shall have determined that the consummation of the Offer and the purchase of the shares may cause the shares to be:

a. held of record by less than 300 persons; or

b. delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

As used in this Offer to Purchase, the phrase “the benefits of the Offer” or similar words refer to the efficient deployment of capital in a transaction expected to be accretive to earnings per share without, in our reasonable judgment, creating a meaningful negative effect on our liquidity and ability to fund future operations as well as the other benefits described in Section 2. In addition, as used in this Offer to Purchase, the phrase “the contemplated future conduct of our business” or similar words refer to the continuation of our business in substantially the same manner as currently conducted with the preservation or improvement of relationships with important employees, consultants, customers, suppliers and others doing business with us; the preservation or improvement of our financial performance, cash flow, assets and capital resources; and the avoidance of any significant contingent or realized liabilities outside of those incurred in the ordinary course of the our business substantially as currently conducted.

The foregoing addresses the only conditions under which we are not obligated to complete the Offer. The conditions referred to above are for our sole benefit. We may assert these conditions regardless of the circumstances giving rise to any of them (other than any action or omission to act by us), and we may waive these conditions, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Date. Our failure to exercise any of the foregoing rights at any time will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer, other than those requiring receipt of necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination we make concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for, shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time prior to the Expiration Date shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist.

8.	Price Range of Shares; Dividends; Rights Agreement.

Our Common Stock is listed for trading on the NYSE under the symbol “URI.”

Price Range of Shares.  The following table sets forth, for the period indicated, the high and low sales prices per share for our Common Stock as reported on the NYSE consolidated tape.

	High	Low

Year ending December 31, 2006
First Quarter	$35.48	$23.07
Second Quarter	$37.84	$26.05
Third Quarter	$31.99	$20.25
Fourth Quarter	$26.58	$22.01

	High	Low

Year ending December 31, 2007
First Quarter	$29.68	$24.57
Second Quarter	$35.56	$27.23
Third Quarter	$34.98	$28.55
Fourth Quarter	$34.37	$17.32

	High	Low

Year ending December 31, 2008
First Quarter	$20.50	$14.83
Second Quarter (through June 16, 2008)	$22.74	$17.53

On June 9, 2008, the last full trading day before we announced our intention to make this Offer, the last reported sale price of the shares as reported on the NYSE was $19.50. We urge shareholders to obtain a current market quotation for the shares before deciding whether and at what price or prices to tender their shares.

Dividends.

We have not paid dividends on our Common Stock since our inception. However, the payment of any future dividends or the authorization of stock repurchases or other recapitalizations will be determined by our Board of Directors in light of conditions then existing, including our earnings, financial condition and capital requirements, restrictions in financing agreements, business conditions, stock price and other factors.

The terms of certain agreements governing our outstanding indebtedness contain certain limitations on our ability to pay dividends on, or effect repurchases of, our Common Stock. In addition, under Delaware law, dividends may only be paid out of capital surplus or current or prior year’s net profits.

Rights Agreement.

On September 28, 2001, our Board of Directors declared a dividend distribution of one right for each outstanding share of Common Stock of the Company to shareholders of record at the close of business on October 19, 2001. Since October 19, 2001, the Company has issued one right with each newly issued share of Common Stock. On July 22, 2007, our Board of Directors amended the terms of the rights. The description and terms of the rights are set forth in that certain Rights Agreement, dated September 28, 2001, between United Rentals, Inc. and American Stock Transfer & Trust Co., as Rights Agent, as amended by the First Amendment to the Rights Agreement, dated as of July 22, 2007, between United Rentals, Inc. and American Stock Transfer & Trust Company and as may be further amended from time to time. Each right, when exercisable, will entitle the registered holder to purchase one one-thousandth of a share of preferred stock, designated as Series E Junior Participating Preferred Stock, at a price of $120.00 per one one-thousandth of a share, subject to adjustment. The rights do not become exercisable until (i) the tenth day after the date of the first public announcement that a person or group has become the beneficial owner of twenty-five percent (25%) or more of the outstanding shares of Common Stock then outstanding or (ii) ten (10) business days (or such other period as may be set by the Board of Directors) after the commencement by any person (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary, or any entity holding Common Stock for or pursuant to the terms of any such plan) of a tender offer for 25% or more of the then outstanding shares of Common Stock. Any such person is defined as an “Acquiring Person” under the Rights Agreement. The rights under this rights agreement are subject to certain exceptions, and will not be triggered by this Offer. This summary description of the rights does not purport to be complete and is qualified in its entirety by reference to Exhibit 4 of the United Rentals, Inc. Report on Form 8-K filed on October 5, 2001 and Exhibit 4.1 of the United Rentals, Inc. Report on Form 8-K filed on July 24, 2007. You may obtain copies of the documents referred to in the preceding sentence in the manner provided in Section 10.

9.	Source and Amount of Funds.

Funding.

Assuming that the maximum number of shares are tendered in the Offer and the Purchase Price is an amount between $22.00 and $25.00 per share, the aggregate Purchase Price for the shares pursuant to the Offer will be between $597,520,000 and $679,000,000. We anticipate that we will pay for the shares purchased in the Offer and the related fees and expenses (including the fees and expenses of the related debt financing) through a combination of up to $698 million in borrowings under our new ABL Facility and our existing Securitization Facility.

The completion of the Offer is not conditioned on the receipt of the proceeds from any debt financing.

ABL Facility and Securitization Facility.

We expect to fund the purchase of the shares purchased in the Offer:

•	in part with borrowings under our new ABL Facility; and

•	in part with borrowings under our Securitization Facility.

The following is a summary of the material terms and conditions of the ABL Facility and the Securitization Facility.

ABL Facility.  On June 9, 2008, we along with our wholly owned subsidiary United Rentals (North America), Inc. (“URNA”) and certain of our other subsidiaries entered into the ABL Facility, which is a five-year $1.25 billion senior secured asset-based revolving credit facility, with Bank of America, N.A., UBS Securities LLC, UBS AG Canada Branch, Wachovia Bank, National Association, Wachovia Capital Finance Corporation (Canada), Wells Fargo Foothill, LLC and the other lenders party thereto. The ABL Facility provides that URNA and certain subsidiaries may borrow up to $1.25 billion, subject, among other things, to the terms of the borrowing base. As of the commencement of the Offer, the outstanding balance under the ABL Facility was approximately $136 million, leaving approximately $1.114 billion available for future borrowings, a significant portion of which is expected to be used to fund the purchase of shares in the Offer. Other material terms of the ABL Facility are as follows:

•	Borrowing Base: Extensions of credit are against a borrowing base derived from the value of eligible rental equipment and eligible inventory, subject to certain reserves customary for financings of this type. A portion of the ABL Facility is available for borrowing in Canadian Dollars.

•	Maturity: The ABL Facility matures on June 7, 2013.

•	Prepayments: If at any time the aggregate amounts outstanding under the ABL Facility exceed the borrowing base then in effect, URNA is required to prepay an amount of the ABL Facility sufficient to eliminate such excess. URNA is also required to prepay loans under the ABL Facility with net cash proceeds from certain types of asset sales or casualty proceeds. In addition, URNA has the right, at its option, to prepay the ABL Facility in whole or in part at any time. Amounts prepaid may be reborrowed.

•	Interest Rates and Fees: Loans under the ABL Facility in U.S. Dollars bear interest, at URNA’s option, at a rate equal to the London interbank offered rate or an alternate base rate, in each case plus a spread. The interest rates under the ABL Facility are subject to change based on a total consolidated leverage ratio (which means the ratio of our total debt to adjusted EBITDA (as defined in the documentation governing the ABL Facility) with adjustments as agreed upon between us and the joint lead arrangers of the ABL Facility). A commitment fee accrues on any unused portion of the commitments under the ABL Facility at a rate per annum based on usage.

•	Conditions to Funding: Ongoing extensions of credit under the ABL Facility are subject to customary conditions, including:

•	the absence of any default or event of default;

•	the accuracy of representations and warranties in all material respects, including absence of a material adverse effect on the business, operations or financial consolidation of us and our subsidiaries taken as a whole; and

•	sufficient availability under the borrowing base.

•	Covenants: The agreements governing the ABL Facility:

•	require us to satisfy various financial tests and maintain certain financial ratios; and

•	restrict our ability to, among other things, (i) incur additional indebtedness or engage in certain other types of financing transactions, (ii) allow certain liens to attach to our assets, (iii) repurchase or pay dividends or make certain other restricted payments on our capital stock and certain other securities, or prepay certain indebtedness, and (iv) make acquisitions and investments unless certain financial and other conditions are satisfied.

The agreements also provide for other covenants, representations, warranties, indemnities and events of default, that are customary for facilities of this type, including events of default relating to a change of control.

•	Security and Guarantees: The ABL Facility is secured by substantially all of our assets and the assets of our domestic subsidiaries (other than real property and certain accounts receivable). The ABL Facility is guaranteed by us and, subject to certain exceptions, our domestic subsidiaries. Borrowings under the ABL Facility by our Canadian subsidiaries are also secured by substantially all the assets of our Canadian subsidiaries and supported by guarantees from our Canadian Subsidiaries.

Securitization Facility.  The material terms of our Securitization Facility include the following:

•	Borrowing Base: Borrowings may be made only to the extent that the face amount of the receivables in the collateral pool exceeds the outstanding loans by a specified amount.

•	Maturity: The Securitization Facility matures in October 2011.

•	Interest Rates and Fees: Outstanding borrowings under the facility generally accrue interest at the commercial paper rate plus a specified spread not to exceed 1.0 percent. We are also required to pay a commitment fee based on a funded debt to cash flow ratio (this commitment fee was 22.5 basis points (0.225 percent) at December 31, 2007).

•	Security and Guarantees: The Securitization Facility is structured so that the receivables in the collateral pool are the lenders’ only source of repayment.

Increased Indebtedness.

The repurchase of shares of our Common Stock pursuant to the Offer may have certain adverse consequences for tendering and non-tendering shareholders.

We expect to incur indebtedness of up to $698 million pursuant to borrowings under the ABL Facility and the Securitization Facility discussed above in order to fund purchases of shares in accordance with the Offer and pay any related fees and expenses. In addition, we issued $425,000,000 of New Notes to the Preferred Holders on June 10, 2008 in connection with our repurchase of the Preferred Stock. Although our Board of Directors and senior management considered the impact of this additional indebtedness in light of our operations, financial condition, capital needs, strategy and expectations, this increased leverage:

•	will increase our interest expense,

•	could reduce our ability to engage in significant transactions, including acquisitions and future share repurchases, without additional debt or equity financing, and

•	could negatively affect our liquidity during periods of reduced revenue generation, increased capital spending or higher operating expenses.

If our indebtedness affects our operations in the ways highlighted in the preceding sentence or other ways, our business, financial condition, cash flow and results of operations could suffer. See Section 14.

Reduced Public Float

In addition, our purchase of shares pursuant to the Offer will reduce our “public float” (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets). There can be no assurance that this reduction in our public float will not result in lower stock prices or reduced liquidity in the trading market for our Common Stock following completion of the Offer. See Section 2 and Section 14.

10.	Certain Information Concerning the Company.

General.  We are the largest equipment rental company in the world and our network consists of 670 rental locations in the United States, Canada and Mexico. We offer for rent over 2,900 classes of rental equipment, including heavy machines and hand tools, to customers that include construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others. In addition to renting equipment, we sell new and used rental equipment as well as related supplies, parts and service. We are a Delaware corporation that was incorporated in 1997.

Our principal executive offices are located at Five Greenwich Office Park, Greenwich, CT 06831 and our telephone number is (203) 622-3131. Our website can be found at www.unitedrentals.com. Information on this website does not constitute part of this Offer to Purchase.

Where You Can Find More Information.  We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. You may access and read our SEC filings, including the complete Schedule TO, all of the exhibits to it, and the documents incorporated therein by reference through the SEC’s Internet site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

Incorporation by Reference.  The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents listed below (other than information furnished rather than filed) and any additional documents we may file with the SEC between the date of this Offer to Purchase and the Expiration Date (other than information furnished rather than filed). These documents contain important information about us.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on February 29, 2008

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on April 30, 2008

•	Current Reports on Form 8-K filed on June 3 and June 12, 2008

•	definitive proxy statement for our 2008 annual meeting of shareholders, filed on April 29, 2008

Any statement contained in this Offer to Purchase or in a document incorporated herein by reference shall be deemed to be modified or superseded to the extent such statement is made in any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

You may obtain information regarding the Offer
from the Information Agent as follows:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005

Bankers and brokers call collect: (212) 269-5550
All others call toll free: (800) 269-6427

11.	Interests of Directors, Executive Officers and Affiliates; Recent Securities Transactions; Transactions and Arrangements Concerning the Shares.

Interests of Directors, Executive Officers and Affiliates.  As of June 9, we had 86,439,761 issued and outstanding shares and:

•	0.5 million shares reserved for the exercise of warrants;

•	4.6 million shares reserved for issuance pursuant to options granted under our stock option plans;

•	3.3 million shares reserved for the issuance of outstanding preferred securities of a subsidiary trust; and

•	6.5 million shares reserved for the conversion of convertible debt.

The 27,160,000 shares that we are offering to purchase pursuant to the Offer represent approximately 31.4% of our outstanding shares as of June 9, 2008. If the Offer is fully subscribed, then we will have approximately 59,279,761 shares outstanding following the purchase of shares tendered in the Offer. The actual number of shares outstanding will depend on the number of shares tendered and purchased in the Offer.

As of June 16, 2008, our directors and executive officers as a group (13 persons) beneficially owned an aggregate of approximately 1,736,832 shares, representing approximately 2.0% of the total number of outstanding shares as of that date. All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer (including shares they are deemed to beneficially own), and as a result the Offer will increase the proportional holdings of our directors and executive officers in addition to the proportional holdings of any of our significant shareholders who elect not to participate in the Offer (see below in this Section 11 for a chart listing our significant shareholders). However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the Purchase Price to be paid to our shareholders in the Offer.

The following table and the notes thereto provide information with respect to the expected beneficial ownership of our Common Stock as of the date of this Offer to Purchase by:

•	all persons known by us to own beneficially more than 5% of our shares;

•	each of our directors;

•	each of our executive officers; and

•	all directors and executive officers as a group.

We based the share amounts on each person’s beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of our shares as of June 16, 2008, either as known to us or as publicly reported. Assuming we purchase an aggregate of 27,160,000 shares in the Offer, and no director or executive officer tenders any shares in the Offer, the percentage beneficial ownership of each director and executive officer after the Offer will be approximately as set forth in the table below.

				Percent of
	Number of Shares of			Common Stock
	Common Stock		Percent of	Owned after Offer
	Beneficially		Common Stock	(with Above Stated
Name and Address(1)	Owned(2)(3)		Owned(2)	Assumptions)

Michael J. Kneeland	143,435	(4)	*	*
Martin E. Welch III	74,036		*	*
Roger E. Schwed	17,701	(5)	*	*
John J. Fahey	10,667	(6)	*	*
Wayland R. Hicks	1,263,457	(7)	1.5%	2.1%
Jenne K. Britell, Ph.D.	5,876	(8)	*	*
Howard L. Clark, Jr.	12,810	(9)	*	*
Singleton B. McAllister	11,810	(10)	*	*
Brian D. McAuley	15,810	(11)	*	*
John S. McKinney	159,042	(12)	*	*
Jason D. Papastavrou, Ph.D.	8,810	(13)	*	*
Gerald Tsai, Jr.	7,568	(14)	*	*
Lawrence “Keith” Wimbush	5,810	(15)	*	*
All executive officers and directors as a group (13 persons)	1,736,832	(16)	2.0%	2.9%
Bank of America, Corp.	7,897,107	(17)	9.1%	13.3%
Bradley S. Jacobs	4,503,269	(18)	5.2%	7.6%
Colburn Music Fund	4,368,231	(19)	5.1%	7.4%
Fairholme Capital	9,230,600	(20)	10.7%	15.6%
SuttonBrook Capital Management L.P.	5,000,000	(21)	5.8%	8.4%

*	Less than 1 percent.

(1)	Unless otherwise indicated, the address of each executive officer and director is c/o United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831. Leon D. Black and Michael S. Gross, the two directors who had been designated by the Preferred Holders pursuant to the terms of the Preferred Stock, resigned from our Board of Directors on June 10, 2008 in connection with our repurchase of the Preferred Stock and, accordingly, are not listed in this table. In addition, Apollo is not listed in this table as it no longer beneficially owns more than 5% of our shares as a result of our repurchase of the Preferred Stock.

(2)	Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)	In certain cases, includes securities owned by one or more entities controlled by the named holder.

(4)	Consists of 85,102 outstanding shares and 58,333 shares issuable upon the exercise of currently exercisable options.

(5)	Consists of 17,701 outstanding shares.

(6)	Consists of 4,000 outstanding shares and 6,667 shares issuable upon the exercise of currently exercisable options.

(7)	Consists of 634,353 outstanding shares, 525,000 shares issuable upon the exercise of currently exercisable options and 100,000 shares issuable upon settlement of Phantom Stock Units that have vested (but with respect to which payment is deferred until six months following Mr. Hicks’ termination of service as a director), and 4,104 shares issuable upon settlement of RSUs that have vested (but with respect to which payment of 1,330 RSUs is deferred until May 2010 and payment of 2,774 RSUs is deferred until May 2011, subject to acceleration in certain conditions).

(8)	Consists of 5,876 shares issuable upon settlement of RSUs that have vested (but with respect to which payment of 1,772 RSUs is deferred until May 2009, payment of 1,330 RSUs is deferred until May 2010 and payment of 2,774 RSUs is deferred until May 2011, subject to acceleration in certain conditions).

(9)	Consists of 1,000 outstanding shares, 6,000 shares issuable upon the exercise of currently exercisable options and 5,810 shares issuable upon settlement of RSUs that have vested (but with respect to which payment of 1,706 RSUs is deferred until May 2009, payment of 1,330 RSUs is deferred until May 2010 and payment of 2,774 RSUs is deferred until May 2011, subject to acceleration in certain conditions).

(10)	Consists of 6,000 shares issuable upon the exercise of currently exercisable options and 5,810 shares issuable upon settlement of RSUs that have vested (but with respect to which payment of 1,706 RSUs is deferred until May 2009, payment of 1,330 RSUs is deferred until May 2010 and payment of 2,774 RSUs is deferred until May 2011, subject to acceleration in certain conditions).

(11)	Consists of 4,000 outstanding shares, 6,000 shares issuable upon the exercise of currently exercisable options and 5,810 shares issuable upon settlement of RSUs that have vested (but with respect to which payment of 1,706 RSUs is deferred until May 2009, payment of 1,330 RSUs is deferred until May 2010 and payment of 2,774 RSUs is deferred until May 2011, subject to acceleration in certain conditions).

(12)	Consists of 3,544 outstanding shares, 143,500 shares issuable upon the exercise of currently exercisable options, 5,810 shares issuable upon settlement of RSUs that have vested (but with respect to which payment of 1,706 RSUs is deferred until May 2009, payment of 1,330 RSUs is deferred until May 2010 and payment of 2,774 RSUs is deferred until May 2011, subject to acceleration in certain conditions) and 6,188 shares issuable upon the conversion of QUIPS issued by a subsidiary trust.

(13)	Consists of 3,000 shares issuable upon the exercise of currently exercisable options and 5,810 shares issuable upon settlement of RSUs that have vested (but with respect to which payment of 1,706 RSUs is deferred until May 2009, payment of 1,330 RSUs is deferred until May 2010 and payment of 2,774 RSUs is deferred until May 2011, subject to acceleration in certain conditions).

(14)	Consists of 758 outstanding shares, 1,000 shares issuable upon the exercise of currently exercisable options and 5,810 shares issuable upon settlement of RSUs that have vested (but with respect to which payment of 1,706 RSUs is deferred until May 2009, payment of 1,330 RSUs is deferred until May 2010 and payment of 2,774 RSUs is deferred until May 2011, subject to acceleration in certain conditions).

(15)	Consists of 5,810 shares issuable upon settlement of RSUs that have vested (but with respect to which payment of 1,706 RSUs is deferred until May 2009, payment of 1,330 RSUs is deferred until May 2010 and payment of 2,774 RSUs is deferred until May 2011, subject to acceleration in certain conditions).

(16)	Consists of 824,494 outstanding shares, 755,500 shares issuable upon the exercise of currently exercisable options, 6,188 shares issuable upon conversion of QUIPS issued by a subsidiary trust, 50,650 shares issuable upon settlement of RSUs that have vested or will vest within the next 60 days and 100,000 shares issuable upon settlement of Phantom Stock Units.

(17)	Derived from a Schedule 13G, jointly filed with the SEC on February 7, 2008 by Bank of America Corp., NB Holdings Corp., Bank of America, N.A., United States Trust Company, N.A., Banc of America Securities Holdings Corp., Banc of America Securities, LLC, Columbia Management Group, LLC, Columbia Management Advisors, LLC and Banc of America Investment Advisors, Inc. As reported in the 13G, Bank of America Corp. and NB Holdings Corp. each beneficially own 7,897,107 shares of the Company’s common stock. Each Reporting Person shares voting power over 7,309,220 of these shares and shared dispositive power over 7,897,107 of these shares. Bank of America, N.A. is the beneficial owner of 221,200 shares of common stock. It reports sole voting power and sole dispositive power over 10,504 of these shares, shared voting power over 194,235 of these shares and shared dispositive power over 210,696 of these shares. United States Trust Company, N.A. is the beneficial owner of 7,623,426 shares of the Company’s common stock. It reports sole voting power over 7,052,000 of these shares, sole dispositive power over 7,309,916 of these shares and shared dispositive power over 313,510 of these shares. Banc of America Securities Holdings Corp. and Banc of America Securities LLC each beneficially own 52,481 shares of United Rentals common stock. Each report sole voting power and sole dispositive power over 52,481 of these shares. Columbia Management Group, LLC and Columbia Management Advisors, LLC each beneficially own 210,371 shares of common stock. Columbia Management Group, LLC has shared voting power over 168,216 of these shares and shared dispositive power over 210,371 of these shares. Columbia Management Advisors, LLC has sole voting power over 168,216 of these shares and sole dispositive power over 210,371 of these shares. Banc of America Investment Advisors, Inc. is the beneficial owner of 25,694 shares of common stock, and has shared voting power with respect to all its shares. The address of each Reporting Person is 100 North Tyron Street, Floor 25, Bank of American Corporate Center, Charlotte, NC 28255.

(18)	Derived from a Schedule 13G filed with the SEC on February 13, 2008 by Mr. Jacobs. As reported in the Schedule 13G, Mr. Jacobs is the beneficial owner of, with sole voting and dispositive power with respect to, an aggregate of 4,503,269 shares of common stock. These shares are comprised of (i) 4,443,102 outstanding shares held by Mr. Jacobs or by other entities which he or his spouse may be deemed to control and (ii) 60,167 shares that may be acquired pursuant to currently exercisable warrants or QUIPS held by Mr. Jacobs or by other entities which he or his spouse may be deemed to control.

(19)	Derived from a Schedule 13G filed with the SEC on February 14, 2008 by Colburn Music Fund. As reported in the Schedule 13G, Colburn Music Fund has sole voting power and sole dispositive power with respect to all of the shares. Colburn Music Fund’s address is 1000 Wilshire Blvd., Suite 340, Los Angeles, California 90017.

(20)	Derived from a Schedule 13G, jointly filed with the SEC on June 9, 2008 by Fairholme Capital Management, L.L.C., Bruce R. Berkowitz and Fairholme Funds, Inc. As reported in the 13G, 9,230,600 shares of the Company’s common stock are owned, in the aggregate, by various investment vehicles managed by Fairholme Capital Management, L.L.C. (“FCM”) of which 8,177,200 shares are owned by Fairholme Funds, Inc. Mr. Berkowitz is the Managing Member of FCM and President of Fairholme Funds, Inc. according to the 13G.

(21)	Derived from a Schedule 13D, jointly filed with the SEC on December 4, 2007 by SuttonBrook Capital Management L.P., SuttonBrook Capital Portfolio L.P., John London and Steven M. Weinstein. As reported in the Schedule 13D, each of SuttonBrook Capital Management L.P., SuttonBrook Capital Portfolio L.P., John London and Steven M. Weinstein is the beneficial owner of 5,000,000 shares of the Company’s common stock and shares the power to direct the vote and disposition of the common stock. All such shares are held directly by SuttonBrook Capital Portfolio L.P. SuttonBrook Capital Management L.P. is the investment manager of SuttonBrook Capital Portfolio L.P. Messrs. London and Weinstein are managing members of SuttonBrook Holdings LLC and SuttonBrook Capital Associates LLC. The address of each Reporting Person is c/o SuttonBrook Capital Management LP, 598 Madison, 6th Floor, New York, NY 10022.

Our directors and executive officers are entitled to participate in the Offer on the same basis as other shareholders; however, they have advised us that they do not intend to tender their shares pursuant to the Offer.

Transactions and Arrangements Concerning the Shares.

Recent Securities Transactions.  Based on the Company’s records and information provided to the Company by its directors and executive officers, neither the Company, nor, to the best of the Company’s knowledge, any directors or executive officers of the Company, has effected any transactions in shares during the 60 day-period before the date hereof, except as set forth below:

Name	Date of Transaction	Nature of Transaction	Amount	Price

Roger E. Schwed	06/13/08	Acquisition	11,667	$—
Roger E. Schwed	06/13/08	Disposition	3,944	$21.74
Wayland R. Hicks	06/12/08	Award	2,774	$—
Jenne K. Britell, Ph.D.	06/12/08	Award	2,774	$—
Howard L. Clark, Jr.	06/12/08	Award	2,774	$—
Singleton B. McAllister	06/12/08	Award	2,774	$—
Brian D. McAuley	06/12/08	Award	2,774	$—
John S. McKinney	06/12/08	Award	2,774	$—
Jason D. Papastavrou, Ph.D.	06/12/08	Award	2,774	$—
Gerald Tsai, Jr.	06/12/08	Award	2,774	$—
Lawrence “Keith” Wimbush	06/12/08	Award	2,774	$—
Michael J. Kneeland	05/15/08	Acquisition	16,667	$—
Michael J. Kneeland	05/15/08	Disposition	5,870	$20.11
Wayland R. Hicks	04/21/08	Acquisition	49,998	$—
Wayland R. Hicks	04/21/08	Disposition	13,470	$18.87

Repurchase of Preferred Stock.

Purchase Agreement.  On June 10, 2008, we entered into the Purchase Agreement with the Preferred Holders pursuant to which we purchased:

•	from Apollo 300,000 shares of our Series C Preferred Stock and 100,000 shares of our Series D-1 Preferred Stock; and

•	from JPM, 5,252 shares of our Series D-1 Preferred Stock and 44,748 shares of our Series D-2 Preferred Stock.

The Preferred Stock that the Preferred Holders sold to us pursuant to the Purchase Agreement represented all of our issued and outstanding Preferred Stock.

The terms of the Preferred Stock had required that the holders of a majority of the Series C Preferred Stock and the holders of a majority of the Series D Preferred Stock consent to our making and completing the Offer. This consent is no longer necessary since the Preferred Stock is no longer outstanding.

The Preferred Stock that the Preferred Holders sold to us pursuant to the Purchase Agreement represented all of our issued and outstanding Preferred Stock.

The terms of the Preferred Stock had required that the holders of a majority of the Series C Preferred Stock and the holders of a majority of the Series D Preferred Stock consent to our making and completing the Offer. This consent is no longer necessary since the Preferred Stock is no longer outstanding.

The holders of a majority of the Series C Preferred Stock and the holders of a majority of the Series D Preferred Stock were required to give their consent prior to our taking certain actions, including:

•	distributions or dividends on the Company’s capital stock within any 12-month period that exceed 5 percent of the Company’s market capitalization; and

•	self-tenders or capital stock repurchases within any 12-month period that, together with any distributions or dividends, exceed 7.5 percent of the Company’s market capitalization.

The purchase price for the Preferred Stock purchased from the Preferred Holders pursuant to the Purchase Agreement was $678,704,606, which we paid for through a combination of cash and issuance of New Notes to the Preferred Holders. The terms of the Purchase Agreement also provided that the Preferred Holders may not tender any shares of Common Stock or participate in the Offer.

Each share of Series C Preferred stock was convertible into 40 shares of our Common Stock, or an aggregate of 12,000,000 shares of Common Stock with respect to the 300,000 shares of Series C Preferred Stock previously outstanding, and each share of Series D Preferred stock was convertible into 331/3 shares of our Common Stock, or an aggregate of 5,000,000 shares of Common Stock with respect to the 150,000 shares of Series D Preferred Stock previously outstanding.

Upon the occurrence of specified change of control transactions, other than certain non-approved change of control transactions, we had to offer to redeem the Series C Preferred Stock and Series D Preferred Stock at a price per share equal to a liquidation preference of $1,000 plus an amount equal to 6.25 percent of the liquidation preference compounded annually from January 1999, in the case of the Series C Preferred Stock, and September 1999, in the case of the Series D Preferred Stock, to the redemption date. As of June 9, 2008, as a result of this 6.25 percent compounding feature, the accreted value of the Series C Preferred Stock and the Series D Preferred Stock that would have been payable to the Preferred Holders in the event of a change of control transaction equaled approximately $785.5 million in the aggregate.

Two of our former directors, Leon Black and Michael Gross, had been elected to our Board of Directors by Apollo in its capacity as the holder of Series C Preferred Stock. These directors resigned on June 10, 2008 effective upon the consummation of our purchase of the Preferred Stock.

In addition, pursuant to the Purchase Agreement, we have agreed:

•	not to materially amend for a period of six years the terms of the indemnifications and limitations of liability applicable to the outgoing directors nominated by holders of the Preferred Stock as in effect at the time we purchased the Preferred Stock; and

•	to maintain for these outgoing directors, for a period of six years, D&O liability insurance for acts or omissions occurring prior to consummation of the purchase of Preferred Stock as contemplated by the Purchase Agreement on terms no less favorable than those in effect at that time with respect to directors who were not nominated by holders of the Preferred Stock.

Pursuant to the Purchase Agreement, the Preferred Holders have agreed to refrain from taking specified actions for a period of two years from the date on which we purchased the Preferred Stock pursuant to the Purchase Agreement (or, if earlier, the date another person publicly proposes acquiring us), including to refrain from seeking to acquire control of the Company, making any proposals to the Company regarding possible business combination transactions, making any, or soliciting stockholders for the approval of and, stockholder proposals with respect to the Company or otherwise taking certain related actions with respect to the election of directors of the Company (such as soliciting proxies or written consents).

The New Notes; Indenture and Registration Rights Agreement.  Pursuant to the Purchase Agreement, we issued to the Preferred Holders $425,000,000 in principal amount of New Notes. The New Notes were issued under an indenture (the “Indenture”) and are subject to a related registration rights agreement with the holders of the New Notes (the “Registration Rights Agreement”).

The purchasers of the New Notes were the Preferred Holders. The New Notes were issued to the Preferred Holders pursuant to an exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”). The following is a summary of the material terms and conditions of the New Notes, the Indenture and the Registration Rights Agreement.

•	Interest: The New Notes accrue interest at a rate of 14% per annum, payable semiannually in arrears.

•	Security: The New Notes are unsecured obligations of the Company.

•	Maturity: The New Notes mature on June 15, 2014.

•	Optional Redemption: The New Notes are redeemable at our option, in whole or in part, at any time or from time to time at a redemption price equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date.

•	Covenants and Events of Default: The New Notes are subject to customary covenants by us and our restricted subsidiaries, including with respect to:

•	payments of principal, premium and interest;

•	limitations on indebtedness;

•	limitations on restricted payments;

•	limitations on preferred stock of restricted subsidiaries;

•	limitations on transactions with affiliates;

•	limitations on liens;

•	changes of control;

•	asset sales;

•	limitations on dividends and other payment restrictions affecting subsidiaries; and

•	limitations on sale/leaseback transactions.

The Indenture governing the New Notes contains certain events of default that are customary with respect to non-investment grade securities.

•	Subsidiary Guarantees: At the time of issuance, the New Notes were not guaranteed by any of our subsidiaries. As a result, the New Notes were structurally subordinated to the debt and other obligations of our subsidiaries. In the future, our domestic subsidiaries shall only be required to guarantee the New Notes if they guarantee any indebtedness of the Company or any existing guarantor (if any) of the Company and the Company or such other guarantor is the primary obligor on such indebtedness.

•	Registration Rights: Pursuant to the Registration Rights Agreement, we are obligated to use our reasonable best efforts to file a registration statement to register the New Notes pursuant to the Securities Act on or after the date which is 366 days from the date of issuance of the New Notes unless on such date the New Notes are saleable pursuant to Rule 144 under the Securities Act or unless other criteria specified in the Registration Rights Agreement have been met.

Warrants.  As of December 31, 2007, there were outstanding warrants to purchase an aggregate of 0.5 million shares. The weighted-average exercise price of the warrants was $29.17 per share as of December 31, 2007.

Employee Benefit Plans.  We currently sponsor three defined contribution 401(k) retirement plans which are subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended. Under these plans, we match a percentage of the participants’ contributions up to a specified amount. The custodian of the plans is T. Rowe Price Trust Company. All of the plans’ investment options are fully participant directed.

Restricted Stock Awards.  We have granted to employees other than executive officers and directors approximately 130,000 shares of restricted stock that have not yet vested. Most of the shares vest subject to a three-year cliff and are subject to forfeiture prior to vesting upon certain terminations of employment, the violation of non-compete provisions and certain other events. Approximately 32,000 of these shares are subject to a price guarantee whereby if the holder sells the stock and receives sales proceeds that are less than a specified guaranteed amount set forth in the grant instrument, we must pay the holder the shortfall between the amount received and such specified amount; however, the foregoing only applies to sales that are made within five trading days of the vesting date. The specified guaranteed amount is $19.86 per share.

Restricted Stock Units.  We utilize restricted stock units as a primary means of equity compensation and have in place several restricted stock unit agreements with executives and directors. Restricted shares and restricted stock units are both “full value grants,” meaning that upon vesting the recipient is granted the full share, without paying an exercise price. A portion of the restricted stock unit grants vests based on continued employment and a portion vests based on achievement of specified performance goals. The relative portions that vest based on continued employment and performance goals, as well as the specific performance goals, vary based on the executive’s functions and tenure.

Change In Control Arrangements.  We maintain change-in-control agreements for certain of our employees. In addition, equity awards made to employees, including our executive officers, generally provide for accelerated vesting of the equity award upon a change in control of the Company. We sponsor or have sponsored deferred compensation plans for certain of our existing and former employees, including certain existing and former executive officers. Our funding obligations may be accelerated upon the occurrence of certain events defined under the plans, including, among others, in the event that one of our shareholders becomes the beneficial owner of more than 25% of our shares. Such events could have a material adverse effect on our liquidity, financial position or results of operations. See Section 2.

General.  Except for outstanding warrants and options to purchase shares and outstanding restricted stock units granted to certain employees (including our directors and executive officers), as noted above, and except as otherwise described in this Offer to Purchase, including documents incorporated by reference, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12.	Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by the acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of shares by us as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligation under the Offer to accept for payment and pay for shares is subject to conditions. See Section 7.

13.	United States Federal Income Tax Consequences.

The following describes the material United States federal income tax consequences relevant to the Offer for U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the United States dollar, insurance companies, tax-exempt organizations or persons who hold shares as part of a hedging, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to shares acquired as compensation (including shares acquired upon the exercise of warrants, options or the vesting of restricted share units). This discussion does not address the state, local or foreign tax consequences of participating in the Offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

As used herein, a “U.S. Holder” means a beneficial holder of shares that is for United States federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation or a partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or (c) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Holders of shares who are not U.S. Holders (“foreign shareholders”) should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the Offer and also should see Section 3 for a discussion of the applicable United States withholding tax rules and the potential for obtaining a refund of all or a portion of any tax withheld.

If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Holders that are partners of a partnership holding shares should consult their own tax advisors.

Non-Participation in the Tender Offer.  U.S. Holders who do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

Exchange of Shares Pursuant to the Offer.  An exchange of shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder who participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.

Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. In applying the Section 302 tests, a U.S. Holder must take account of stock that such U.S. Holder constructively owns under attribution rules, pursuant to which the U.S. Holder will be treated as owning our shares owned by certain related entities and family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and our stock that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if (i) the percentage of the then outstanding shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned by such U.S. Holder in us immediately before the exchange, and (ii) the percentage of the then outstanding voting stock owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the voting stock owned by such U.S. Holder in us immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. An exchange of shares for cash that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange.

If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of the portion of our current and accumulated earnings and profits allocable to such shares. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to United States federal income tax at a maximum rate of 15% on amounts treated as dividends, i.e., the entire amount of cash received without reduction for the tax basis of the shares exchanged. To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (a) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (b) it will be subject to the “extraordinary dividend” provisions of the Code. U.S. Holders should consult their tax advisors concerning the rules discussed in this paragraph in light of their particular circumstances.

To the extent that amounts received pursuant to the Offer exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such U.S. Holder’s shares, and any amounts in excess of the U.S. Holder’s adjusted basis will constitute capital gain. Any remaining adjusted basis in the shares tendered will be transferred to any remaining shares held by such U.S. Holder.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

Shareholders are strongly urged to consult their tax advisors and to consider the advisability of conditioning the sale of their tendered shares on our purchase of all or a sufficient number of shares actually and constructively owned by them if necessary to produce the desired tax treatment.

See Section 3 with respect to the application of United States federal income tax withholding and backup withholding.

14.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

Our purchase of shares pursuant to the Offer will reduce our “public float” (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets). The reduction in our public float could result in lower stock prices or reduced liquidity in the trading market for our Common Stock following completion of the Offer. In addition, the Offer may reduce the number of United Rentals shareholders. As of June 9, 2008, we had issued and outstanding 86,439,761 shares. Shareholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell such shares in the future.

We anticipate that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for such shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from the NYSE.

The shares are now “margin securities” under the rules of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. United Rentals believes that, following the purchase of shares under the Offer, the shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board’s margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares under the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

The completion of the Offer may require anti-dilution adjustments pursuant to the terms of the 1 7/8% Convertible Senior Subordinated Notes issued by URNA and the QUIPS issued by our subsidiary trust, as result of which such securities will become convertible into a larger number of shares than was the case prior to the completion of the Offer. The size of the adjustment (and, in the case of the QUIPS, whether an adjustment is necessary) will depend on the number of shares purchased in the Offer, the Purchase Price determined pursuant to the Offer and the average closing sale prices for shares of Common Stock for a ten consecutive trading day period selected by URNA during the period beginning no more than 20 trading days before and ending not later than the Expiration Date, in the case of the 1 7/8% Convertible Notes, or the closing price for shares of Common Stock on the trading day next succeeding the Expiration Date, in the case of the QUIPS.

15.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred. If we choose to extend this period, we will do so by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension.

We also expressly reserve the right, in our sole discretion:

•	to terminate the Offer and reject for payment and not pay for any shares not yet accepted for payment or paid for, or

•	subject to applicable law, to postpone payment for shares,

upon the occurrence of any of the conditions specified in Section 7. In either case, we will do so by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer). We may amend the Offer at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information.

If we:

•	increase the price that may be paid for the shares above $25.00 per share or decrease the price that may be paid for the shares below $22.00 per share;

•	increase the number of shares that we may purchase in the Offer by more than 2% of our outstanding shares; or

•	decrease the number of shares that we may purchase in the Offer; and

the Offer is scheduled to expire at any time before the end of a period:

•	beginning on (and including) the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15; and

•	ending at 12:00 midnight, New York City time, on the tenth business day (as defined below) from such notice date;

then the Offer will be extended until 5:00 p.m., New York City time, on the first business day following the expiration of such ten business day period. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. to 12:00 midnight, New York City time.

16.	Fees and Expenses.

We have retained UBS Investment Bank and Credit Suisse Securities (USA) LLC to act as the Dealer Managers in connection with the Offer. Each of UBS and Credit Suisse will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse UBS and Credit Suisse for reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify UBS and Credit Suisse against liabilities in connection with the Offer, including liabilities under the federal securities laws.

Each of UBS and Credit Suisse (and each of their respective affiliates) has provided, and may in the future provide, various investment banking and other services to us for which future services we would expect each such entity would receive customary compensation from us. In the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, each of UBS and Credit Suisse (and each of their respective affiliates) may hold positions, both long and short, for each such entity’s own accounts and for those of its customers, in our securities.

We have retained D.F. King & Co., Inc. to act as Information Agent in connection with the Offer. As Information Agent, D.F. King may contact holders of shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominee shareholders to forward materials relating to the Offer to beneficial owners. D.F. King, in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

We have retained American Stock Transfer & Trust Co. to act as Depositary in connection with the Offer. American Stock Transfer & Trust Co., in its capacity as Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominee shareholders are urged to consult the brokers, banks and other nominee shareholders to determine whether transaction costs may apply if shareholders tender shares through the brokers, dealers, commercial banks, trust companies or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of United Rentals, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on the purchase of shares in the Offer, except as otherwise described in Section 5.

17.	Financial Information.

Historical Financial Information.  We incorporate by reference the financial statements and notes thereto in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2007 (“2007 Form 10-K”) and the information included in Item 1 of our quarterly report on Form 10-Q for the quarterly period ended March 31, 2008. You should refer to Section 10 for instructions on how you can obtain copies of our filings with the Securities and Exchange Commission, including filings that contain our financial statements.

Selected Historical and Unaudited Pro Forma Financial Information.  The following tables show (1) selected historical financial information for the year ended December 31, 2007 and as of and for the three months ended March 31, 2008 and (2) selected unaudited pro forma financial information for the year ended December 31, 2007 and as of and for the three months ended March 31, 2008, assuming we completed the Offer at the beginning of the periods presented and assuming (a) the purchase of 27,160,000 shares in the Offer at a purchase price of $25 per share (the high end of the Dutch auction range) for an aggregate purchase price of $679 million, (b) the repurchase of all outstanding Preferred Stock for an aggregate purchase price of $679 million, (c) the payment of $43 million of aggregate debt issuance costs associated with the new ABL Facility and the New Notes, (d) the payment of all related tender offer fees and expenses estimated to be approximately $4 million, (e) the payment of all borrowings outstanding under the revolving credit facility and term loan that we terminated in connection with entering into the ABL Facility for an aggregate payment of $461 million, and (f) funding a portion of these transactions by borrowing approximately $1.5 billion under a combination of borrowings under the ABL Facility, the issuance of the New Notes and use of the Securitization Facility. Costs incurred in obtaining the financing will be treated as deferred financing costs and amortized over the life of the debt as a charge to interest expense. The costs of the tender offer will be reflected as a reduction of stockholders’ equity.

The selected historical financial data and the unaudited pro forma financial information should be read in conjunction with “Cautionary Information” included elsewhere in this Offer and our historical financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, and our quarterly report on Form 10-Q for the quarterly period ended March 31, 2008, which have been filed with the Securities and Exchange Commission and are incorporated by reference into this Offer.

The summary unaudited pro forma consolidated financial data (including the allocation of borrowings under our various credit facilities and notes and the resulting interest costs) is not necessarily indicative of either our financial position or results of operations that actually would have been attained had the purchase of shares pursuant to the Offer, the purchase of the Preferred Stock pursuant to the Purchase Agreement and the related financings been completed at the dates indicated, or will be achieved in the future. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Offer to Purchase under “Forward-Looking Statements.”

	For the		For the
	Three Months Ended		Year Ended
	March 31, 2008		December 31, 2007
	Historical	Pro Forma(1)	Historical	Pro Forma(1)
		(Unaudited)		(Unaudited)
	(In millions, except per share amounts)
Income statement data:
Total revenues	$772	$772	$3,715	$3,715
Total costs and expenses	670	670	3,057	3,057
Operating income	102	102	658	658
Interest expense, net	41	66	187	305	(2)
Interest expense — subordinated convertible debentures	2	2	9	9
Other (income) expense, net	—	—	(116)	(116)
Income from continuing operations before provision for income taxes	59	34	578	460
Provision for income taxes	21	11	215	170	(3)
Income from continuing operations	$38	$23	$363	$290
Basic earnings per share from continuing operations	$0.37	$0.39	$3.61	$5.14	(4)
Diluted earnings per share from continuing operations	$0.34	$0.34	$3.26	$4.27	(4)
Shares used in calculating:
Basic earnings per share from continuing operations	103	59	100	56
Diluted earnings per share from continuing operations	111	67	114	70

	As of March 31, 2008
	Historical	Pro Forma(5)
		(Unaudited)
	(In millions, except per share amounts)
Balance sheet data:
Current assets	$1,190	$814	(6)
Long-term assets	4,682	4,724	(7)
Total assets	5,872	5,538
Current liabilities	648	644	(8)
Long-term liabilities	3,182	4,202	(8)
Total liabilities	3,830	4,846
Total stockholders’ equity	$2,042	$692	(9)

(1)	Pro forma income statement data is presented giving effect to the transactions as if they had occurred at the beginning of the periods indicated.

(2)	Reflects the elimination of historical interest expense and fees associated with previous revolving credit facility and term loan, decreased interest income associated with our reduced cash balance, and the addition of interest expense and fees associated with pro forma assumed borrowings of $795 million, $425 million and $270 million under the ABL Facility, the New Notes and the Securitization Facility, respectively. The New Notes will have a face value of $425 million and an initial discount of $13 million. The LIBOR rates used to estimate the pro forma interest expense for borrowings under the ABL Facility and the Securitization Facility are based on actual historical LIBOR rates.

(3)	Reflects the income tax effects of the pro forma adjustments calculated using an effective tax rate of 38.0%.

(4)	Pro forma EPS does not include the impact of the $235 million charge to income available to holders of our Common Stock and retained earnings related to the difference between the carrying value of the

Preferred Stock and the repurchase price that we recognized in conjunction with the purchase of the Preferred Stock pursuant to the Purchase Agreement, as this charge will not have a continuing impact on EPS.

(5)	Pro forma balance sheet data is presented giving effect to the transactions as of March 31, 2008.

(6)	Assumes purchase of Common Stock and Preferred Stock for an aggregate amount of approximately $1.4 billion, payment of all outstanding borrowings under our revolving credit facility and term loan for an aggregate amount of $461 million, payment of fees and expenses of approximately $47 million, and pro forma assumed borrowings of $795 million, $425 million and $270 million under the ABL Facility, the New Notes and the Securitization Facility, respectively. The New Notes will have a face value of $425 million and an initial discount of $13 million. The reduction in current assets also reflects the utilization of existing cash balances to finance the Preferred Stock repurchase as well as the payment of outstanding borrowings under the revolving credit facility and term loan that we terminated in connection with entering into the ABL Facility.

(7)	Represents debt issuance costs associated with the ABL Facility and the New Notes, partially offset by the elimination of historical debt issuance costs.

(8)	Reflects pro forma assumed borrowings of $795 million, $425 million and $270 million under the ABL Facility, the New Notes and the Securitization Facility, respectively, partially offset by payment of all outstanding borrowings under our revolving credit facility and term loan. The New Notes will have a face value of $425 million and an initial discount of $13 million.

(9)	Primarily reflects the purchase of Common Stock and Preferred Stock for an aggregate amount of $1.4 billion.

18.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning United Rentals.

Tendering shareholders should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or make any representation on behalf of us or in connection with the Offer other than those contained in this Offer to Purchase, the related Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, you should not rely on that information or representation as having been authorized by us or the Dealer Managers.

UNITED RENTALS, INC.

June 17, 2008

Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates representing shares, book-entry confirmation of shares and any other required documents should be sent or delivered by each shareholder of United Rentals, Inc. or his/her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

The Depositary for the Offer is:

By Mail or Overnight Courier:	By Hand:

American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department/ United Rentals Offer 6201 15th Avenue Brooklyn, NY 11219	American Stock Transfer & Trust Company Attn: Reorganization Department/ United Rentals Offer 59 Maiden Lane Concourse Level New York, NY 10038

For assistance call (877) 248-6417 or (718) 921-8317

Questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

You may obtain information regarding the Offer
from the Information Agent as follows:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005

Bankers and brokers call collect: (212) 269-5550
All others call toll free: (800) 269-6427

The Dealer Managers for the Offer are:

UBS Investment Bank	Credit Suisse

Attn: Global Capital Markets	Attn: Equity Capital Markets
Toll-Free: (877) 827-4180	Telephone: (212) 538-4581
Collect: (212) 821-4180	Toll-Free: (800) 318-8219